CREDIT AGREEMENT

Dated as of July 19, 2010

among

GRUBB & ELLIS HEALTHCARE REIT II HOLDINGS, LP,

G&E HC REIT II LACOMBE MOB, LLC, AND

G&E HC REIT II PARKWAY MEDICAL CENTER, LLC,
as the Borrower,

and

BANK OF AMERICA, N.A.,
as the Administrative Agent

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS

1.01	Defined Terms.	1
1.02	Other Interpretive Provisions	1
1.03	Accounting Terms.	20
1.04	Rounding.	20
1.05	Times of Day.	21
1.06	[Reserved].	22
1.07	Addition/Removal/Substitution of Borrowing Base Properties.	22

ARTICLE II. THE COMMITMENTS AND CREDIT EXTENSIONS

2.01	Committed Loans.	23
2.02	Borrowings.	23
2.03	[Reserved].	23
2.04	[Reserved].	23
2.05	Prepayments.	24
2.06	Termination or Reduction of Commitments.	24
2.07	Repayment of Loans.	24
2.08	Interest.	25
2.09	Fees and Escrow Accounts.	26
2.10	Computation of Interest and Fees; Retroactive Adjustments of Interest Rate.	27
2.11	Evidence of Debt.	27
2.12	Payments Generally; Administrative Agent’s Clawback.	27
2.13	Sharing of Payments by Lenders.	29
2.14	Extension of Maturity Date.	29
2.15	Reserved.	31
2.16	[Reserved].	31
2.17	[Reserved].	31
2.18	Defaulting Lenders.	31

ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY

3.01	Taxes.	33
3.02	Survival.	33

ARTICLE IV. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01	Conditions of Closing the Loan and Initial Credit Extension.	36
4.02	Conditions to all Credit Extensions.	39

ARTICLE IV. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01	Existence, Qualification and Power.	40
5.02	Authorization; No Contravention.	40
5.03	Governmental Authorization; Other Consents.	40
5.04	Binding Effect.	40
5.05	Financial Statements; No Material Adverse Effect.	41
5.06	Litigation.	41
5.07	No Default.	41
5.08	Ownership of Property; Liens; Investments.	41
5.09	Environmental Compliance.	42
5.10	Insurance.	43
5.11	Taxes.	43
5.12	ERISA Compliance.	44
5.13	Subsidiaries; Equity Interests.	44
5.14	Margin Regulations; Investment Company Act.	45
5.15	Disclosure.	45
5.16	Compliance with Laws.	45
5.17	Taxpayer Identification Number.	46
5.18	Intellectual Property; Licenses, Etc.	46
5.19	Solvency.	46
5.20	Casualty, Etc.	46
5.21	Labor Matters.	46
5.22	REIT Status.	46
5.23	Collateral Documents.	47
5.24	Borrowing Base Properties.	47

ARTICLE VI. AFFIRMATIVE COVENANTS

6.01	Financial Statements.	47
6.02	Certificates; Other Information.	47
6.03	Notices.	48
6.04	Payment of Obligations.	50
6.05	Preservation of Existence, Etc.	51
6.06	Maintenance of Properties.	51
6.07	Maintenance of Insurance.	52
6.08	Compliance with Laws and Contractual Obligations.	52
6.09	Books and Records.	52
6.10	Inspection Rights.	52
6.11	Use of Proceeds.	52
6.12	Additional Borrowers.	52
6.13	Pledged Equity Interests; Real Property and Other Collateral.	53
6.14	Further Assurances.	53
6.15	Compliance with Terms of Approved Ground Leases; Material Easement Agreements.	54
6.16	[Reserved].	58
6.17	[Reserved].	58
6.18	Additional Insurance Requirements for Borrowing Base Properties.	58
6.19	Updated Appraisals.	61
6.20	Title Insurance Policy.	62
6.21	Borrowing Base Covenants.	62

ARTICLE VI. AFFIRMATIVE COVENANTS

7.01	Liens.	62
7.02	Investments.	62
7.03	Indebtedness.	63
7.04	Fundamental Changes.	64
7.05	Dispositions.	64
7.06	Restricted Payments.	64
7.07	Change in Nature of Business.	65
7.08	Transactions with Affiliates.	65
7.09	Burdensome Agreements.	65
7.10	Use of Proceeds.	65
7.11	Borrowing Base Covenants.	66
7.12	Capital Expenditures.	66
7.13	Accounting Changes.	66
7.14	Ownership of Subsidiaries.	66
7.15	Leases.	66
7.16	Sale Leasebacks.	66
7.17	Intentionally Omitted.	66
7.18	Additional Borrowing Base Property Matters.	66
7.19	Insurance Proceeds and Condemnation Awards.	67

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default.	68
8.02	Remedies Upon Event of Default.	70
8.03	Application of Funds.	71
8.04	Special Provision Regarding Failure to Comply with Borrowing Base.	71

ARTICLE IX. ADMINISTRATIVE AGENT

9.01	Appointment and Authority.	72
9.02	Rights as a Lender.	72
9.03	Exculpatory Provisions.	72
9.04	Reliance by Administrative Agent.	73
9.05	Delegation of Duties.	73
9.06	Resignation of Administrative Agent.	74
9.07	Non-Reliance on Administrative Agent and Other Lenders.	74
9.08	No Other Duties, Etc.	74
9.09	Administrative Agent May File Proofs of Claim.	75
9.10	Collateral Matters.	75
9.11	Secured Hedge Agreements.	76

ARTICLE X. MISCELLANEOUS

10.01	Amendments, Etc.	76
10.02	Notices; Effectiveness; Electronic Communication.	78
10.03	No Waiver; Cumulative Remedies; Enforcement.	80
10.04	Expenses; Indemnity; Damage Waiver.	80
10.05	Payments Set Aside.	82
10.06	Successors and Assigns.	82
10.07	Treatment of Certain Information; Confidentiality.	86
10.08	Right of Setoff.	87
10.09	Interest Rate Limitation.	87
10.10	Counterparts; Integration; Effectiveness.	88
10.11	Survival of Representations and Warranties.	88
10.12	Severability.	88
10.13	Replacement of Lenders.	88
10.14	Governing Law; Jurisdiction; Etc.	89
10.15	Waiver of Jury Trial.	90
10.16	No Advisory or Fiduciary Responsibility.	90
10.17	Electronic Execution of Assignments and Certain Other Documents.	91
10.18	USA PATRIOT Act.	91
10.19	Entire Agreement.	91
10.20	Rights of Contribution.	91
10.21	Joint and Several Liability.	92
SIGNATURES		S-1

SCHEDULES
2.01 5.06	Commitments and Applicable Percentages Litigation
5.08(b) Existing Liens
5.13 (a)	Capital Structure of Guarantor and Borrower
5.13(b) Subsidiaries, Loan Parties
5.24 10.02	Borrowing Base Properties Administrative Agent’s Office; Certain Addresses for Notices
EXHIBITS
Form of
A B C D E	Note Borrowing Base Compliance Certificate Assignment and Assumption Mortgage Joinder Agreement

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of July 19, 2010, among GRUBB & ELLIS HEALTHCARE REIT II HOLDINGS, LP, a Delaware limited partnership (“G&E Healthcare Borrower”), G&E HC REIT II LACOMBE MOB, LLC, a Delaware limited liability company (“Lacombe BBP Borrower”) and G&E HC REIT II PARKWAY MEDICAL CENTER, LLC, a Delaware limited liability company (“Parkway BBP Borrower”; and with G&E Healthcare Borrower and Lacombe BBP Borrower, hereinafter referred to, individually and collectively, as the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a "Lender”), and BANK OF AMERICA, N.A., as Administrative Agent.

The Borrower has requested that the Lenders provide a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

"Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

"Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

"Advisor” has the meaning specified in Section 5.18.

"Advisory Agreement” has the meaning specified in Section 5.18.

"Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

"Aggregate Commitments” means the Commitments of all the Lenders.

"Agreement” means this Credit Agreement.

"Applicable Margin” means three and three-quarters percent (3.75%) per annum.

"Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.18. If the commitment of each Lender to make Loans have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

"Appraisal” means, with respect to each Borrowing Base Property, a FIRREA-compliant MAI appraisal of such Borrowing Base Property ordered by the Administrative Agent, from an appraiser and in form and substance acceptable to the Administrative Agent and initially dated as of a date not more than ninety (90) days prior to the date on which such Borrowing Base Property is first included in the calculation of the Borrowing Base, and any such new or updated appraisals meeting the foregoing requirements (other than the initial date) obtained by the Administrative Agent pursuant to Section 6.19.

"Appraised Value” means, as of any date of determination, for each Borrowing Base Property existing as of such date, the most-recently obtained “as-is” appraised value of such Borrowing Base Property as set forth in a FIRREA-compliant MAI appraisal commissioned, reviewed and approved (in its reasonable discretion) by the Administrative Agent.

"Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

"Approved Ground Lease” means a ground lease that is in form and substance reasonably acceptable to the Administrative Agent (as evidenced by its approval of the BBP Deliverables related to a proposed Borrowing Base Property that is subject to a ground lease), which ground lease shall, without limitation, provide for notice to any leasehold mortgagee or the beneficiary under any leasehold deed of trust (or any other Person in a similar capacity) of any default by the ground lessee thereunder and an opportunity (but not an obligation) for the recipient of such notice to cure such default on terms satisfactory to the Administrative Agent and shall otherwise conform to the Administrative Agent’s requirements with respect to ground leases.

"Approved Manager” means any property manager which shall be approved in writing by Administrative Agent as of the Closing Date or are otherwise approved following the Closing Date by the Administrative Agent and who are engaged to manage one (1) or more Borrowing Base Properties pursuant to management agreements in form and substance reasonably acceptable to the Administrative Agent and the Lenders between the applicable manager and the owner thereof or the BBP Subsidiary that has leased such Borrowing Base Property from the owner thereof.

"Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

"Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form approved by the Administrative Agent.

"Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, and (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06.

"Bank of America” means Bank of America, N.A. and its successors and/or assigns.

"BBA LIBOR” has the meaning specified in Section 2.08(a).

"BBA LIBOR Daily Floating Rate” has the meaning specified in Section 2.08(a).

"BBP Cost” means the amount of actual approved acquisition costs, fees and customary closing costs incurred by the Borrower (all of which shall be subject to the Administrative Agent’s approval in it sole discretion) in connection with the acquisition by the Borrower of the applicable Borrowing Base Properties.

"BBP Deliverables” means, with respect to each Real Property for which the Borrowers seek approval as a “Borrowing Base Property” the following items (except to the extent otherwise agreed in writing by the Administrative Agent): (i) an Appraisal with respect to such property; (ii) a legal description and ALTA survey of such property, together with photographs (interior and exterior) thereof; (iii) a commitment from a title policy issuer acceptable to the Administrative Agent to issue a lender’s title policy with respect to such property in an amount, containing exceptions, with such available endorsements and otherwise on terms and conditions acceptable to the Administrative Agent, together with copies of all title exceptions related thereto; (iv) an environmental site assessment with respect to such property dated within twelve (12) months prior to the projected closing date for such property, performed by an engineering firm, and of a scope and in form and content satisfactory to the Administrative Agent, and complying with the Administrative Agent’s established guidelines (an “Environmental Report”); (v) a structural engineering and/or property condition report with respect to such property; (vi) evidence of insurance with respect to such property in form and substance acceptable to the Administrative Agent; (vii) evidence regarding whether such property is designated by FEMA as having special flood or mud slide hazards; (viii) a copy of the management agreement with an Approved Manager respecting such property, together with an assignment and subordination of such management agreement in form and substance satisfactory to Administrative Agent; (ix) copies of all leases entered into with respect to the subject property which shall be in form and substance satisfactory to Administrative Agent; (x) subordination, non-disturbance and attornment agreements from tenants leasing at least sixty percent (60%) of the gross leasable area of such property, in form, content and manner of execution acceptable to the Administrative Agent; (xi) estoppel certificates from tenants leasing at least seventy five percent (75%) of the gross leasable area of such property, in form, content and manner of execution acceptable to the Administrative Agent; (xii) to the extent such property is ground leased to the applicable BBP Subsidiary, a copy of the executed ground lease which shall be an Approved Ground Lease, (xiii) to the extent such property is ground leased to the applicable BBP Subsidiary, a ground lease estoppel certificate from the ground lessor, in form, content and manner of execution acceptable to the Administrative Agent; (xiv) all of the organizational documents of the BBP Subsidiary; (xv) executed deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages and leasehold deeds of trust, in form and substance satisfactory to Administrative Agent and covering the subject property to be brought in as a Borrowing Base Property (together with an assignments of leases and rents referred to therein, if any), and (xvi) such other documentation as may be reasonably required by the Administrative Agent.

"BBP Subsidiary” of the G&E Healthcare Borrower means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such G&E Healthcare Borrower and which has either (a) executed this Agreement, or (b) executed a Joinder Agreement. Unless otherwise specified, all references herein to a “BBP Subsidiary” or to “BBP Subsidiaries” shall refer to a subsidiary or subsidiaries of the G&E Healthcare Borrower which has either (a) executed this Agreement, or (b) executed a Joinder Agreement.

"BBP Value” means, as of any date of determination, the aggregate sum of the “as-is” appraised value of the assets from time to time qualifying as Borrowing Base Properties pursuant to the most-recently obtained Appraisal related thereto.

"Borrower” has the meaning specified in the introductory paragraph hereto, each Person that is required to be a Borrower pursuant to Section 6.12, as identified on the signature pages hereto as a “Borrower” as of the Closing Date, and each other Person or BBP Subsidiary that becomes a Borrower after the Closing Date pursuant to the terms hereof as required by Section 6.12, in each case together with their successors and permitted assigns. Borrower may used individually or collectively, as the context requires or as determined by the Administrative Agent in its sole discretion.

"Borrower Materials” has the meaning specified in Section 6.02.

"Borrowing” means a Committed Borrowing.

"Borrowing Base” means, as of any date of calculation, the least of the following: (a) $25,000,000.00, (b) the Collateral Value Amount, (c) the Mortgageability Amount, and (d) the LTC Amount.

"Borrowing Base Compliance Certificate” means a certificate substantially in the form of Exhibit B.

"Borrowing Base Failure Event” shall have the meaning set forth in Section 8.04.

"Borrowing Base Entity” means, as of any date of determination, any Person that owns a Borrowing Base Property, and “Borrowing Base Entities” means a collective reference to all of them.

"Borrowing Base Properties” means, as of any date, a collective reference to each Real Property (i) that is set forth on Schedule 5.24 hereto (as such schedule may be updated from time to time in accordance with the terms hereof (including, without limitation, Sections 1.07 and 6.02(b)), in each case to the extent that such Real Property has not otherwise been removed as a “Borrowing Base Property” pursuant to the other criteria for qualification as such set forth in this definition and the other provisions of this Agreement, and (ii) that meets the following criteria:

(a)	such Real Property is a medical office building;

(b)	such Real Property is managed by an Approved Manager pursuant to a management agreement in form and substance reasonably acceptable to the Administrative Agent and the Lenders;

(c)	such Real Property is owned in fee simple by the Borrower or subject to an Approved Ground Lease (and such property is leased to a BBP Subsidiary);

(d) such Real Property is free of any unpermitted liens or negative pledges;

(e)	(i) a minimum of seventy five percent (75%) of the rentable area of such Real Property is leased to tenants under Leases which are in full force and effect and no default has occurred thereunder; (ii) such tenants are in occupancy and paying full rent; and (iii) not more than ten percent (10%) of the rentable area covered by such Leases at such Real Property shall by their terms expire or terminate within the following twelve (12) month period;

(f)	the Borrower has proposed such Real Property to the Administrative Agent and the Lenders in writing and has provided to Administrative Agent and the Lenders all of the BBP Deliverables with respect to such Real Property; and

(g)	the Administrative Agent shall have approved such Real Property’s inclusion as a “Borrowing Base Property” hereunder in its sole discretion.

The term “Borrowing Base Property” shall mean any one of such Borrowing Base Properties.

"Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to the BBA Daily LIBOR Rate, means any such day that is also a London Banking Day.

"Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

"Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time [such right, an “option right"]), directly or indirectly, of twenty five percent (25%) or more of the equity securities of the G&E Healthcare Borrower or Guarantor entitled to vote for members of the board of directors or equivalent governing body of the G&E Healthcare Borrower or Guarantor on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the G&E Healthcare Borrower or Guarantor cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors);

(c) the passage of thirty (30) days from the date upon which any Person or two (2) or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the G&E Healthcare Borrower or Guarantor, or control over the equity securities of the G&E Healthcare Borrower or Guarantor entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing twenty five percent (25%) or more of the combined voting power of such securities;

(d) the failure of the G&E Healthcare Borrower to wholly own any BBP Subsidiary; or

(e) the failure of the Guarantor to wholly own the general partnership interest of the G&E Healthcare Borrower.

"Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

"Code” means the Internal Revenue Code of 1986.

"Collateral” means all of the “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties, as they may be amended, modified, restated, replaced or supplemented from time to time.

"Collateral Documents” means, collectively, the Pledge Agreement, the Mortgages, and each of the other mortgages, collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.13, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

"Collateral Value Amount” means, as of any Determination Date, an amount equal to the product of (a) fifty percent (50%) multiplied by (b) the BBP Value as of such date.

"Commitment” means, as to each Lender, its obligation to make Committed Loans to the Borrower pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

"Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans made by each of the Lenders pursuant to Section 2.01.

"Committed Loan” has the meaning specified in Section 2.01.

"Committed Loan Notice” means a notice of a Committed Borrowing which must be in writing, and shall be in form and substance satisfactory to Administrative Lender.

"Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

"Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

"Credit Extension” means a Borrowing.

"Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

"Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

"Default Rate” has the meaning specified in Section 2.08(c).

"Defaulting Lender” means, subject to Section 2.18(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans within three (3) Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower, or the Administrative Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

"Determination Date” means the last day of each calendar quarter, commencing with September 30, 2010, and on any other date which the Administrative Agent makes a determination regarding the compliance with the Borrowing Base, as applicable.

"Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

"Dollar” and “$” mean lawful money of the United States.

"Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

"Environmental Agreement” means that certain Environmental Indemnity Agreement dated of even date herewith made by the Borrower, the Guarantor and the Administrative Agent.

"Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

"Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials in violation of any Environmental Law, (c) exposure to any Hazardous Materials in violation of any Environmental Law, (d) the release or threatened release of any Hazardous Materials into the environment in violation of any Environmental Law, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

"Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise outstanding on any date of determination.

"ERISA” means the Employee Retirement Income Security Act of 1974.

"ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

"ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate.

"Event of Default” has the meaning specified in Section 8.01.

"Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office), or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a)(ii) or (iii).

"Extended Maturity Date” has the meaning specified in Section 2.14(b).

"Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

"Fee Letter” means that certain letter agreement dated July   , 2010, between the Borrower and the Administrative Agent.

"Financial Statements” means the financial statements of Guarantor and its Subsidiaries (unless otherwise specifically noted herein) which shall include, without limitation, a balance sheet, income and expense statement, and statement of cash flows for the subject reporting of the Guarantor and its Subsidiaries, including the notes thereto and such other information as noted in Section 6.01 of this Agreement.

"Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

"FRB” means the Board of Governors of the Federal Reserve System of the United States.

"Fully Satisfied” means, with respect to the Obligations as of any date, that, as of such date, (a) all principal of and interest accrued to such date which constitute Obligations shall have been irrevocably paid in full in cash, (b) all fees, expenses and other amounts then due and payable which constitute Obligations shall have been irrevocably paid in cash, and (c) the Commitments shall have expired or been terminated in full (in each case, other than inchoate indemnification liabilities arising under the Loan Documents).

"Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

"GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

"Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

"Guarantor” means Grubb & Ellis Healthcare REIT II, Inc, a Maryland corporation having an address at C/O Grubb & Ellis Equity Advisors, LLC, 1551 North Tustin Avenue, Suite 300, Santa Ana, California 92705.

"Guaranty Agreement” means that certain Guaranty Agreement of even date herewith made by the Guarantor to the Administrative Agent for the benefit of the Lenders.

"Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, mold, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

"Hedge Bank” means any Lender or Affiliate of a Lender in its capacity as a party to a Swap Contract that is not otherwise prohibited under Article VI or VII.

"Impacted Lender” means any Lender as to which an entity that controls the Lender has been deemed insolvent or become subject to a bankruptcy or other similar proceeding.

"Increase Effective Date” has the meaning given to such term in Section 2.15(d).

"Indebtedness” means, as to any Person (or consolidated group of Persons) at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations for borrowed money, the outstanding principal amount, whether current or long-term (including all obligations hereunder and under the other Loan Documents) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all purchase money indebtedness (including indebtedness and obligations in respect of conditional sales and title retention arrangements, other than customary conditional sales and title retention arrangements with suppliers that are entered into in the ordinary course of business), and all indebtedness and obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and payable on customary trade terms);

(c) all direct obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements) to the extent such instruments or agreements support financial, rather than performance, obligations;

(d) all preferred stock and comparable equity interests providing for mandatory redemption, sinking fund or other like payments;

(e) support obligations in respect of Indebtedness of another Person (other than Persons in such group, if applicable); and

(f) Indebtedness of any partnership or joint venture or other similar entity in which such Person is a general partner or a joint venturer, and, as such has personal liability for such obligations, but only to the extent there is recourse to such Person (or if applicable, any Person in such consolidated group), for payment thereof.

For purposes hereof, the amount of Indebtedness shall be determined based on the outstanding principal amount in the case of borrowed money indebtedness under clause (a) and purchase money indebtedness and the deferred purchase obligations under clause (b), based on the maximum amount available to be drawn in the case of letter of credit obligations and the other obligations under clause (c), and based on the amount of Indebtedness that is the subject of the support obligations in the case of the support obligations under clause (d). For purposes of clarification, “Indebtedness” of a Person constituting a consolidated group shall not include inter-company indebtedness of such Person, general accounts payable of such Person which arise in the ordinary course of business, accrued expenses of such Person incurred in the ordinary course of business or minority interests in joint ventures or limited partnerships (except to the extent set forth in clause (f)).

"Indemnified Taxes” means Taxes other than Excluded Taxes.

"Indemnitees” has the meaning specified in Section 10.04(b).

"Information” has the meaning specified in Section 10.07.

"Initial Maturity Date” has the meaning specified in Section 2.14(a).

"Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

"Interest Payment Date” means the first day of each month and the Maturity Date.

"Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

"IP Rights” has the meaning specified in Section 5.18.

"IRS” means the United States Internal Revenue Service.

"Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit E hereto, executed and delivered by the applicable BBP Subsidiary as an additional Borrower in accordance with the provisions of Section 6.12 hereof.

"Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

"Lease” means a lease, sublease, license, concession agreement or other agreement or other agreement (not including any ground lease) providing for the use or occupancy of any portion of any Real Property owned or leased by any Loan Party, including all amendments, supplements, restatements, assignments and other modifications thereto. The Lacombe BBP Borrower’s and the Parkway BBP Borrower’s standard form of tenant lease for each of their respective Real Property have been approved by the Administrative Agent. The Borrower’s standard form of tenant lease for any other Real Property shall be deemed approved when an entity is accepted as a BBP Subsidiary and as an additional Borrower in accordance with the provisions of Section 6.12 hereof. Any material revisions to any form of tenant lease must have the prior written approval of the Administrative Agent. The Borrower’s standard form of tenant lease for any Real Property, and any revisions thereto, must have the prior written approval of the Administrative Agent. The Borrower shall not enter into any new Material Lease for space in any Real Property, or enter into any Lease that is not on the Borrower’s standard form of tenant lease approved by the Administrative Agent, unless approved by the Administrative Agent prior to execution thereof, which approval shall not be unreasonably withheld.

"Lender” has the meaning specified in the introductory paragraph hereto and as the context requires.

"Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Assignment and Assumption, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

"Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

"Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Committed Loan.

"Loan Documents” means this Agreement, each Note, each Collateral Document, the Guaranty Agreement, the Environmental Agreement, the Fee Letter and all other documents, instruments and agreements evidencing, securing or pertaining to the Loans as shall, from time to time, be executed and/or delivered by any Borrower, the Guarantor, any Loan Party or any other party to the Administrative Agent or any Lender pursuant to this Agreement, as they may be amended, modified, restated, replaced or supplemented from time to time.

"Loan Parties” means, collectively, each Borrower (which shall include any BBP Subsidiary which shall become a Borrower after the date hereof pursuant to the terms and conditions set forth in this Agreement) and the Guarantor.

"London Banking Day” means any day on which banks in London are open for business and dealing in offshore dollars.

"LTC Amount” means, as of any Determination Date, an amount equal to the product of (a) fifty percent (50%) multiplied by (b) the BBP Cost as of such date.

"Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower or the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

"Material Lease” means any Lease that is (a) in excess of five percent (5%) of aggregate gross leaseable area of the Borrowing Base Properties, or (b) in excess of ten percent (10%) of the aggregate gross leasable area of any individual Borrowing Base Property.

"Maturity Date” means the later of (a) the Initial Maturity Date, and (b) if maturity is extended pursuant to Section 2.14, the Extended Maturity Date; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

"Mortgage” has the meaning specified in Section 4.01(a)(iv).

"Mortgage Policy” means, with respect to any Real Property, a fully paid American Land Title Association Lender’s Extended Coverage title insurance policy with respect to any Mortgage related thereto.

"Mortgageability Amount” means, as of any Determination Date, the maximum principal amount under a hypothetical loan with respect to which the annual principal and interest payments are equal to the Mortgageability Cash Flow divided by 1.50 under a hypothetical loan, utilizing a thirty (30) year mortgage-style amortization schedule and an interest rate equal to the greater of (i) the ten (10) year Treasury Rate plus three percent (3.0%) or (ii) seven and one-half percent (7.5%).

"Mortgageability Cash Flow” means, as of any Determination Date, the aggregate sum of Net Operating Income from each of the Borrowing Base Properties as of the Determination Date.

"Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

"Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

"Net Operating Income” means an amount equal to (a) the aggregate gross rental revenues received by Borrower from all Borrowing Base Properties from tenants (i) in occupancy of their respective leased premises and paying full rent, and (ii) not in bankruptcy or otherwise in default under their respective Lease, for the most recent three (3) month period ending as of the Determination Date multiplied by four (4), minus (b) actual expenses paid by Borrower in connection with the operation of such Borrowing Base Property during such three (3) month period ending as of the Determination Date (excluding debt service charges, income taxes, depreciation, amortization and other non-cash expenses) multiplied by four (4), minus (c) annual real estate taxes and insurance, minus (d) a base management fee that is the greater of three percent (3.0%) of the aggregate net revenues from the operations of such Borrowing Base Property during twelve (12) month period or actual management fees paid over such twelve (12) month period, and minus (e) an annual replacement reserve equal to $0.25 per square foot per year for the total square footage of rentable space in such Borrowing Base Property for the prior twelve (12) months.

"Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit A.

"Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Secured Hedge Agreement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

"Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

"Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

"Outstanding Amount” means on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans occurring on such date.

"Participant” has the meaning specified in Section 10.06(d).

"PBGC” means the Pension Benefit Guaranty Corporation.

"Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

"Permitted Liens” means those Liens permitted pursuant to Section 7.01 of this Agreement.

"Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

"Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

"Platform” has the meaning specified in Section 6.02.

"Pledge Agreement” means that certain equity interests pledge and security agreement dated as of the Closing Date given by the G&E Healthcare Borrower, as pledgor, with respect to its ownership interest in and to the Lacombe BBP Borrower and the Parkway BBP Borrower, to the Administrative Agent to secure the Obligations, and any other equity interests pledge agreements that may hereafter be given by the G&E Healthcare Borrower pursuant to the terms hereof, in each case as the same may be amended and modified from time to time.

"Prime Rate” means, on any day, the rate of interest per annum then most recently established by Administrative Agent as its “prime rate”. Any such rate is a general reference rate of interest, may not be related to any other rate, and may not be the lowest or best rate actually charged by Administrative Agent to any customer or a favored rate and may not correspond with future increases or decreases in interest rates charged by other lenders or market rates in general, and that Administrative Agent may make various business or other loans at rates of interest having no relationship to such rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in Administrative Agent’s Prime Rate. If Administrative Agent ceases to exist or to establish or publish a prime rate from which the Prime Rate is then determined, the applicable variable rate from which the Prime Rate is determined thereafter shall be instead the prime rate reported in The Wall Street Journal (or the average prime rate if a high and a low prime rate are therein reported), and the Prime Rate shall change without notice with each change in such prime rate as of the date such change is reported.

"Public Lender” has the meaning specified in Section 6.02.

"QRS” means a Person qualifying for treatment either as a “qualified REIT subsidiary” under Section 856(i) of the Code, or as an entity disregarded as an entity separate from its owner under Treasury Regulations under Section 7701 of the Code.

"Register” has the meaning specified in Section 10.06(c).

"Real Properties” means, at any time, a collective reference to each of the facilities and real properties owned or leased by the Borrower or any other Loan Party or in which any such Person has an interest at such time; and “Real Property” means any one of such Real Properties.

"REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Code.

"Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

"Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

"Request for Credit Extension” means, with respect to a Borrowing, a Committed Loan Notice.

"Required Lenders” means, as of any date of determination, Lenders having at least fifty one percent (51%) of the Aggregate Commitments; provided that the Commitment of any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

"Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, and solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

"Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the G&E Healthcare Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the G&E Healthcare Borrower’s stockholders, partners or members (or the equivalent Person thereof).

"Sale and Leaseback Transaction” means any arrangement pursuant to which any Loan Party, directly or indirectly, becomes liable as lessee, guarantor or other surety with respect to any lease, whether an operating lease or a capital lease, of any property (a) which such Loan Party has sold or transferred (or is to sell or transfer) to a Person which is not a Loan Party, or (b) which such Loan Party intends to use for substantially the same purpose as any other property which has been sold or transferred (or is to be sold or transferred) by such Loan Party to another Person which is not a Loan Party in connection with such lease.

"SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

"Secured Hedge Agreement” means any interest rate Swap Contract permitted under Article VI or VII that is entered into by and between the Borrower and any Hedge Bank.

"Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Hedge Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

"Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

"Subsidiary” of any Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

"Supermajority Lenders” means as of any date of determination, Lenders having at least sixty six and two-thirds percent (66 2/3%) of the Aggregate Commitments; provided that, in each case, the Commitment of any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

"Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement. Any Swap Contract entered into by the Borrower during the term of the Loan with a Hedge Bank or any Swap Counterparty may be secured by collateral; provided that any such collateral is not comprised of, in whole or in part, any of the Collateral.

"Swap Counterparty” means any bank or lending institution other than a Hedge Bank, which is acceptable to the Administrative Agent in it sole discretion, in its capacity as a counterparty under any Swap Contract that is not otherwise prohibited under Article VI or VII.

"Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

"Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

"Threshold Amount” means $5,000,000.00.

"Total Outstandings” means the aggregate Outstanding Amount of all Loans.

"United States” and “U.S.” mean the United States of America.

"Unused Fee” has the meaning specified in Section 2.09(a).

"Unused Rate” means a percentage per annum equal to four tenths of one percent (0.40%).

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 [Reserved].

1.07 Addition/Removal/Substitution of Borrowing Base Properties.

(a) As of the date hereof, the Borrower and the Administrative Agent hereby acknowledge and agree that the only Borrowing Base Properties as of the date hereof are as set forth on Schedule 5.24. The Borrower and the Administrative Agent further hereby acknowledge and agree that the maximum total amount which the Borrower may be able to borrow hereunder as of the date hereof is $8,950,000.00. The Borrower may from time to time amend Schedule 5.24 to add an additional Real Property that qualifies as a Borrowing Base Property in an effort to increase the available dollars to be lent to the Borrower hereunder ; provided no Real Property shall be included as a Borrowing Base Property in any compliance certificate delivered to the Administrative Agent, on Schedule 5.24 or otherwise in any calculation of the Borrowing Base, the Collateral Value Amount, the Mortgageability Amount, the LTC Amount or any other references to or purposes of “Borrowing Base Properties” unless the Borrower has delivered to the Administrative Agent (i) the BBP Deliverables with respect to such Real Property, (ii) a Borrowing Base Compliance Certificate signed by a Responsible Officer of the Guarantor on behalf of the Borrower certifying compliance with the Borrowing Base, (iii) a Guarantor Covenant Compliance Certificate signed by a Responsible Officer of the Guarantor in accordance with Section 16 of the Guaranty, and (iv) an administrative fee in the amount of $15,000.00 for each transaction in which Real Property is added, regardless of the number of Real Properties that are added in any such transaction, and provided the Administrative Agent has approved in writing (or otherwise been deemed to have been approved) such items and the qualification of such Real Property as a Borrowing Base Property.

(b) Notwithstanding anything contained herein to the contrary, to the extent any property previously-qualifying as a Borrowing Base Property ceases to meet the criteria for qualification as such, such property shall be immediately removed from all covenant and Borrowing Base-related calculations contained herein. Any such property shall immediately cease to be a “Borrowing Base Property” hereunder and Schedule 5.24 attached hereto shall be deemed to have been immediately amended to remove such Real Property from the list of Borrowing Base Properties and the Borrower, to the extent applicable, shall comply with the terms and provisions of Section 8.04 herein.

(c) Subject to the Administrative Agent’s prior approval, which may be given or withheld in the sole and absolute discretion of the Administrative Agent, the Loan Parties may voluntarily remove any Borrowing Base Property from qualification as such (whether in anticipation of the Disposition or encumbrance thereof or otherwise) or substitute one Borrowing Base Property for another proposed Borrowing Base Property.

(d) Upon removal or substitution of a Borrowing Base Property, (i) Schedule 5.24 shall be immediately amended to remove or substitute such Real Property from the list of Borrowing Base Properties; (ii) the Borrower shall timely deliver a Borrowing Base Compliance Certificate with respect to such removal or substitution in accordance with the terms of Section 6.03(e) hereof after giving effect to such release; (iii) if and to the extent no Default is then-continuing and the Administrative Agent determines that all information and calculations set forth on such Borrowing Base Compliance Certificate is accurate in all material respects, all Liens in favor of the Administrative Agent or the Lender on such Real Property shall be released promptly by the Administrative Agent.

ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Committed Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender shall not exceed such Lender’s Commitment, and (iii) the Total Outstandings shall not exceed the Borrowing Base. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. In addition, the Aggregate Commitments shall never exceed $25,000,000.00.

2.02 Borrowings.

(a) Each Committed Borrowing shall be made upon the Borrower’s irrevocable written notice to the Administrative Agent. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. on the requested date of any Borrowing. Each Committed Loan Notice shall specify (i) the requested date of the Borrowing (which shall be a Business Day), and (ii) the principal amount of Committed Loans to be borrowed.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Loans. In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds, or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

2.03 [Reserved].

2.04 [Reserved].

2.05 Prepayments. The Borrower may prepay Committed Loans in whole or in part, at any time or in part from time to time, without fee, premium or penalty, provided that: (a) the Administrative Agent shall have actually received from the Borrower at least one (1) day prior written notice of (i) the Borrower’s intent to prepay, (ii) the amount of principal which will be prepaid, and (iii) the date on which the prepayment will be made; (c) each prepayment shall be in the amount of $1,000.00 or a larger integral multiple of $1,000.00 (unless the prepayment retires the entire principal amount then outstanding); and (d) each prepayment shall include accrued unpaid interest thereon to the date of prepayment, plus any other sums which have become due to the Administrative Agent and the Lenders under the Loan Documents on or before the date of prepayment but have not been paid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Subject to Section 2.18, each such prepayment shall be applied to the Committed Loans of the Lenders is accordance with their Applicable Percentages.

2.06 Termination or Reduction of Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000.00 or any whole multiple of $1,000,000.00 in excess thereof, and (iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.07 Repayment of Loans. The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Committed Loans outstanding on such date together with all accrued and unpaid interest and all other amounts payable hereunder and under the other Loan Documents. All such payments made shall be applied, to the extent thereof, to late charges, to accrued but unpaid interest, to unpaid principal, and to any other sums due and unpaid to the Administrative Agent and the Lenders under the Loan Documents, in such manner and order as the Administrative Agent may elect in its sole discretion, any instructions from the Borrower or anyone else to the contrary notwithstanding. Remittances shall be made without offset, demand, counterclaim, deduction or recoupment (each of which is hereby waived) and shall be accepted subject to the condition that any check or draft may be handled for collection in accordance with the practice of the collecting bank or banks. Acceptance by the Administrative Agent and the Lenders of any payment in an amount less than the amount then due on any indebtedness shall be deemed an acceptance on account only, notwithstanding any notation on or accompanying such partial payment to the contrary, and shall not in any way (a) waive or excuse the existence of a Default or an Event of Default, (b) waive, impair or extinguish any right or remedy available to the Administrative Agent and the Lenders hereunder or under the other Loan Documents, or (c) waive the requirement of punctual payment and performance or constitute a novation in any respect. Payments received after 2:00 p.m. Chicago time shall be deemed to be received on, and shall be posted as of, the following Business Day. Whenever any payment under the Note or any other Loan Document falls due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day.

2.08 Interest.

(a) BBA LIBOR Daily Floating Rate. The unpaid principal balance under the Loan from day to day outstanding which is not past due, shall bear interest at a rate equal to the higher of (i) a fluctuating rate of interest per annum equal to the BBA LIBOR Daily Floating Rate plus the Applicable Margin, and (ii) five percent (5.0%) per annum. The “BBA LIBOR Daily Floating Rate” shall mean a fluctuating rate of interest per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by the Administrative Agent from time to time) as determined for each Business Day at approximately 11:00 a.m. London time two (2) London Banking Days prior to the date in question, for U.S. Dollar deposits (for delivery on the first day of such interest period) with a one (1) month term, as adjusted from time to time in Lender’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs.

(b) Alternative Rates. The Administrative Agent may notify the Borrower if the BBA LIBOR Daily Floating Rate is not available for any reason, or if the Administrative Agent determines that no adequate basis exists for determining the BBA LIBOR Daily Floating Rate or that the BBA LIBOR Daily Floating Rate will not adequately and fairly reflect the cost to the Lenders of funding the Loan, or that any applicable Law or regulation or compliance therewith by the Lenders prohibits or restricts or makes impossible the charging of interest based on the BBA LIBOR Daily Floating Rate. If Administrative Agent so notifies Borrower, then interest shall accrue and be payable on the unpaid principal hereunder at a rate equal to the greater of (i) five percent (5.0%) per annum, or (ii) a fluctuating rate of interest per annum equal to the Prime Rate of Administrative Agent plus the Applicable Margin, from the date of such notification by Administrative Agent until Administrative Agent notifies Borrower that the circumstances giving rise to such suspension no longer exist or until the Maturity Date (whether by acceleration, declaration, extension or otherwise), whichever is earlier to occur.

(c) Default Rate. If any Event of Default has occurred or if an amount payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), such amount shall thereafter bear interest at the Default Rate (as defined below) to the fullest extent permitted by applicable Law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable on demand, at a fluctuating rate per annum (the “Default Rate”) equal to the BBA LIBOR Daily Floating Rate plus the Applicable Margin plus four percent (4.0%) per annum.

(d) Interest Payments. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein until all principal and accrued interest owing hereunder shall have been fully paid and satisfied. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under, any Debtor Relief Law.

2.09 Fees and Escrow Accounts. In addition to certain fees which the Borrower shall be obligated to pay pursuant to the Loan Documents:

(a) Unused Fees. The Borrowers shall, for each day during the term of this Agreement on which there exist any Commitments, pay to the Administrative Agent for the account of each Lender holding a Commitment (in accordance with such Lender’s Applicable Percentage thereof), an unused fee (the “Unused Fee”) equal to the Unused Rate times the actual daily amount by which the Aggregate Commitments exceed the Total Outstandings as of such date, subject to adjustment as provided in Section 2.18. The Unused Fee shall accrue at all times during the term of this Agreement on which there exist any Commitments, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the first day of each January, April, July and October (or the next succeeding Business Day if such day is not a Business Day), commencing on July 1, 2010 (with such initial payment to include such fees commencing from the Closing Date), and on the Maturity Date. The Unused Fee shall be calculated quarterly in arrears, based on the applicable daily Unused Rates during each day of such quarter.

(b) Other Fees.

(i) The Borrower shall pay to the Administrative Agent fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(iii) Borrower shall pay to the Administrative Agent an administrative fee in the amount of $15,000.00 for each transaction in which Real Property is added, regardless of the number of Real Properties that are added in any such transaction, as a condition to the acceptance by the Administrative Agent to the addition of new Real Properties as a Borrowing Base Property.

(c) Escrow Accounts. Upon the occurrence and during the continuance of an Event of Default, upon the request of the Administrative Agent, the Borrower shall deposit monthly with payments of interest with the Administrative Agent an amount as reasonably estimated by the Administrative Agent from time to time in such manner as the Administrative Agent may prescribe so as to provide for the payment of the current year’s real estate tax and insurance obligations with respect to the Borrowing Base Properties.

2.10 Computation of Interest and Fees; Retroactive Adjustments of Interest Rate. All computations of interest for Loans and of fees and other interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11 Evidence of Debt. The Credit Extensions made by each Lender shall be evidenced by one (1) or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto. In no event shall the aggregate stated face amount of the Notes exceed the Aggregate Commitments.

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of a Loan prior to 12:00 noon on the date of such Committed Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available in accordance with and at the time required by Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the applicable Prime Rate of interest hereunder. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans, other than an assignment to the Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14 Extension of Maturity Date.

(a) Initial Maturity Date. Subject to extension pursuant to the terms and conditions set forth in clause (b) of this Section 2.14, and subject to the provisions of clause (c) of this Section 2.14, the Borrower shall, on the second anniversary of the date hereof (the “Initial Maturity Date”), cause the Obligations (including, without limitation, all outstanding principal and interest on the Loans and all fees, costs and expenses due and owing under the Loan Documents) to be Fully Satisfied.

(b) Extended Maturity Date Option. Not more than one hundred eighty (180) days and not less than forty-five (45) days prior to the Initial Maturity Date, the Borrower may request in writing that the Lenders extend the term of this Agreement by one (1) additional year to the third anniversary of the date hereof (the end of such period being the “Extended Maturity Date”). Each Lender agrees that the Maturity Date shall be extended following such a request from the Borrowers subject to satisfaction of the following terms and conditions:

(i) at the time of the request, and at the time of the extension, there shall not exist any Default or Event of Default, nor any condition or state of facts which after notice and/or lapse of time would constitute a Default or an Event of Default;

(ii) each of the Borrowing Base Properties shall have been reappraised on or prior to the Initial Maturity Date (but not more than ninety (90) days prior to such date) pursuant to Appraisals acceptable to the Administrative Agent (such Appraisals to be commissioned by the Administrative Agent and paid for by the Borrower);

(iii) the Total Outstandings shall be less than the Borrowing Base, as adjusted in connection with the Appraisals obtained pursuant to subclause (ii) above as more particularly set forth in an executed Borrowing Base Compliance Certificate signed by a Responsible Officer of the Guarantor on behalf of the Borrower certifying same at the time of the request, and at the time of the extension, satisfied;

(iv) satisfactory evidence from the Guarantor that all financial covenants of the Guarantor as set forth in the Guaranty Agreement shall be satisfied;

(v) the Borrower shall, at the Initial Maturity Date, pay to the Administrative Agent (for the pro rata benefit of the Lenders based on their respective Applicable Percentage as of such date) an extension fee in the amount of $93,750.00, and shall have paid all other outstanding fees, expenses or other amounts for which the Loan Parties are responsible hereunder;

(vi) all applicable regulatory requirements, including appraisal requirements, shall have been satisfied with respect to the extension;

(vii) not later than the Initial Maturity Date, (A) the extension shall have been documented to the Administrative Agent’s reasonable satisfaction by each Borrower, the Guarantor, the Lenders, and all other parties deemed necessary by the Administrative Agent; and (B) the Administrative Agent shall have been provided with an updated title report and judgment and lien searches and appropriate title insurance endorsements shall have been issued as required by the Administrative Agent; and

(viii) each Loan Party shall deliver to the Administrative Agent a certificate dated as of the Initial Maturity Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such extension, and (B) certifying that, before and after giving effect to such extension, (1) the representations and warranties of such Loan Party contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Initial Maturity Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (2) no Default exists.

(ix) Whether or not the extension becomes effective, the Borrower shall pay all out-of-pocket costs and expenses incurred by the Administrative Agent and the Lenders in connection with the proposed extension (pre- and post-closing), including appraisal fees, environmental audit and reasonable attorneys’ fees actually incurred by the Administrative Agent and the Lenders all such costs and expenses incurred up to the time of the Lenders’ written agreement to the extension shall be due and payable prior to the Administrative Agent’s and the Lenders’ execution of that agreement (or if the proposed extension does not become effective, then upon demand by the Administrative Agent), and any future failure to pay such amounts shall constitute an Event of Default under the Loan Documents.

(c) Notification by Administrative Agent. The Administrative Agent shall notify the Borrower and each of the Lenders of the effectiveness of any extension pursuant to this Section 2.14.

(d) Satisfaction of Obligations Upon Acceleration. Notwithstanding anything contained herein or in any other Loan Document to the contrary, to the extent any of the Obligations are accelerated pursuant to the terms hereof (including, without limitation, Section 8.02 hereof) or of any other Loan Document, the Borrower shall, immediately upon the occurrence of such acceleration, cause such accelerated Obligations to be Fully Satisfied.

(e) Conflicting Provisions. This Section shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.

2.15	Reserved.
2.16	[Reserved].
2.17	[Reserved].
2.18	Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share, and (B) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender shall not be entitled to receive any Unused Fee pursuant to Section 2.10(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such Unused Fee that otherwise would have been required to have been paid to that Defaulting Lender.

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.18(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require the Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If the Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c) Tax Indemnifications. (i) Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrower or the Administrative Agent or paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii) Without limiting the provisions of subsection (a) or (b) above, each Lender shall, and does hereby, indemnify the Borrower and the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender to the Borrower or the Administrative Agent pursuant to subsection (e). Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d) Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Law to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation. (i) Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii) Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States,

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II) executed originals of Internal Revenue Service Form W-8ECI,

(III) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or

(V) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii) Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender, as the case may be. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Closing the Loan and Initial Credit Extension. The obligation of each Lender to close the Loan and make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii) a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii) the Pledge Agreement (together with each other pledge and security agreement and pledge and security agreement supplement delivered pursuant to Section 6.13, in each case as amended or modified), duly executed by each Person required to execute same pursuant to the terms hereof;

(iv) deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages and leasehold deeds of trust, in substantially the form of Exhibit D (with such changes as may be satisfactory to the Administrative Agent and its counsel to account for local law matters) and covering each of the Borrowing Base Properties existing as of the Closing Date (together with an assignments of leases and rents referred to therein, if any, and each other deed of trust, trust deed, deed to secure debt, mortgage, leasehold mortgage or leasehold deed of trust delivered pursuant hereto, in each case as amended or modified, the “Mortgages”), duly executed by the appropriate Loan Party, together, in each case, with the BBP Deliverables related thereto;

(v) the Guaranty Agreement duly executed by the Guarantor;

(vi) the Environmental Agreement duly executed by all parties thereto;

(vii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(viii) copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Borrower to be true and correct as of the Closing Date and such other documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of the Loan Parties is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification;

(ix) a legal opinion (which shall be in form and substance satisfactory to the Administrative Agent) from (A) Arnall Golden Gregory LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to certain matters including, without limitation, the due organization, authority of the Loan Parties and the legality, validity, binding effect and enforceability of the Loan Documents against the applicable Loan Parties, and (B) the Administrative Agent-approved local counsel to the Loan Parties in each state in which any Borrowing Base Property is located, addressed to the Administrative Agent and each Lender, as to certain matters including, without limitation, the enforceability of the Mortgage against the applicable Loan Parties;

(x) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(xi) a certificate signed by a Responsible Officer of the Guarantor certifying (A) that the conditions specified in Sections 4.02(a), (b) and (c) have been satisfied, and (B) that there has been no event or circumstance since the date of the Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(xii) a duly completed Borrowing Base Compliance Certificate signed by a Responsible Officer of the Guarantor on behalf of the Borrower certifying as of the Closing Date the then applicable Borrowing Base;

(xiii) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect; and

(xiv) such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Required Lenders reasonably may require.

(b) Each of the Borrowing Base Properties shall have been appraised on or prior to the Closing Date (but not more than ninety (90) days prior to such date) pursuant to Appraisals acceptable to the Administrative Agent (such Appraisals to be commissioned by the Administrative Agent and paid for by the Borrower).

(c) Any fees required to be paid on or before the Closing Date shall have been paid, which fees may be paid from Loan proceeds to the extent that the Borrowing Base permits.

(d) Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(e) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the Closing Date.

(f) No Default shall exist, or would result from, such proposed Credit Extension or from the application of the proceeds thereof.

(g) There shall not have occurred a material adverse change (i) in the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise) of the Loan Parties, taken as a whole, from the date of the Financial Statements through and including the Closing Date, or (ii) in the facts and information regarding such entities as represented to date and the Administrative Agent shall have completed a due diligence investigation of the Loan Parties (with the aid of such parties) revealing no material adverse changes or departures from the information and materials previously provided by such parties.

(h) The absence of any condition, circumstance, action, suit, investigation or proceeding pending or, to the knowledge of the Borrower and/or the Guarantor, threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to have a Material Adverse Effect.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) Assuming the effectiveness of the requested Credit Extension, (i) the Total Outstandings as of such date do not exceed the Borrowing Base; and (ii) the Total Outstandings do not exceed the Aggregate Commitments as evidenced by a Borrowing Base Compliance Certificate signed by a Responsible Officer of the Guarantor on behalf of the Borrower.

(d) The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.

(e) The Administrative Agent shall have received a Guarantor Covenant Compliance Certificate signed by a Responsible Officer of the Guarantor in accordance with Section 16 of the Guaranty.

Each Request for Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a), (b) and (c) have been satisfied on and as of the date of the applicable Credit Extension. In addition, Borrower shall be limited to no more than five (5) Requests for Credit Extension in any one calendar month.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power. Each Loan Party (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business, and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries, or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Loan Parties as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Loan Parties as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) Since the date of the Financial Statements last delivered to Administrative Agent, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Guarantor, Borrower or any of its BBP Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 5.06, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect, and there has been no adverse change in the status, or financial effect on any Loan Party thereof, of the matters described on Schedule 5.06.

5.07 No Default. No Loan Party is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens; Investments.

(a) Each Loan Party has good record and insurable title in fee simple to, or valid leasehold interests in, each of the Borrowing Base Properties. Each of the Borrowing Base Properties is either wholly owned in fee by a Loan Party or ground leased by a Loan Party pursuant to a long term ground lease which has been designated as an Approved Ground Lease, in each case subject to no Liens other than Permitted Liens. To the extent a Borrowing Base Property is leased by a Loan Party pursuant to an Approved Ground Lease, and except as otherwise disclosed in writing by Borrower to Administrative Agent, (i) such lease is in full force and effect and remains unmodified except to the extent disclosed to the Administrative Agent in writing; (ii) no rights in favor of the applicable Loan Party lessee have been waived, canceled or surrendered; (iii) no election or option under such ground lease has been exercised by the Loan Party lessee; (iv) all rental and other charges due and payable thereunder have been paid in full (except to the extent such payment is not yet overdue); (v) no Loan Party is in default under or has received any notice of default with respect to such Approved Ground Lease; (vi) to the knowledge of the Loan Parties, no lessor under such a ground lease is in default thereunder; (vii) a true and correct copy of such ground lease (together with any amendments, modifications, restatements or supplements thereof) has been delivered to the Administrative Agent; and (viii) there exist no adverse claims as to the applicable Loan Party’s title or right to possession of the leasehold premises referenced therein.

(b) Schedule 5.08(b) sets forth a complete and accurate list of all Liens on the property or assets of each Loan Party as of the date hereof. The property of each Loan Party is subject to no Liens, other than Liens set forth on Schedule 5.08(b), and as otherwise permitted by Section 7.01.

5.09 Environmental Compliance.

(a) The Loan Parties conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Loan Parties have reasonably concluded that, except as specifically disclosed in any Environmental Report, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as otherwise set forth in any Environmental Report, none of the properties currently or to the knowledge of the Loan Parties, formerly owned or operated by any Loan Party is listed or, to the knowledge of the Loan Parties, proposed for listing on the NPL or on the CERCLIS or any analogous state or local list or is adjacent to any such property, there are no and, to the knowledge of the Borrowers, never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been transported, treated, stored or disposed on any property currently owned or operated by any Loan Party or, to the best of the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party; or to the knowledge of the Loan Parties, there is no friable asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party; and Hazardous Materials have not been transported, released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party except in compliance with all applicable Environmental Laws and as would otherwise not reasonably be expected to have a Material Adverse Effect.

(c) Except as otherwise set forth on any Environmental Report, no Loan Party is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party.

(d) Except as otherwise set forth on any Environmental Report, each of the Borrowing Base Properties and all operations at such Borrowing Base Properties are in compliance with all applicable Environmental Laws in all material respects, there is no material violation of any Environmental Law with respect to such Borrowing Base Properties or the businesses located thereon, and there are no conditions relating to such Borrowing Base Properties or the businesses that could reasonably be expected to give rise to material liability under any applicable Environmental Law.

(e) Except as otherwise set forth on any Environmental Report, none of the Borrowing Base Properties contains, or has previously contained, any Hazardous Materials at, on or under such Borrowing Base Properties in amounts or concentrations that constitute or constituted a material violation of, or could reasonably be expected to give rise to material liability under, Environmental Laws.

(f) Except as otherwise set forth on any Environmental Report, no Loan Party has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of its Borrowing Base Properties or the businesses located thereon, nor does any Responsible Officer of any Loan Party have knowledge or reason to believe that any such notice will be received or is being threatened.

(g) No judicial proceeding or governmental or administrative action is pending or, to the best knowledge of the Responsible Officers of the Loan Parties, threatened, under any Environmental Law reasonably expected to give rise to a material liability under Environmental Laws to which any Borrower is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Loan Parties, the Borrowing Base Properties or, to the knowledge of the Loan Parties, the businesses located thereon reasonably expected to give rise to a material liability under Environmental Laws.

5.10 Insurance. The properties of the Loan Parties are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as required by the Administrative Agent. All insurance related to the Borrowing Base Properties names the Administrative Agent (for the benefit of the Secured Parties) as additional insured (in the case of liability insurance) or loss payee (in the case of hazard insurance).

5.11 Taxes. The Loan Parties have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Loan Party that would, if made, have a Material Adverse Effect. No Loan Party is party to any tax sharing agreement.

5.12 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is sixty percent (60%) or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below sixty percent (60%) as of the most recent valuation date; (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d) Neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan.

5.13 Subsidiaries; Equity Interests. The corporate capital and ownership structure of the Guarantor, the Borrower and the other Loan Parties (as of the most recent update of such schedule in accordance with Section 6.02 hereof) is as described in Schedule 5.13(a). Set forth on Schedule 5.13(b) is a complete and accurate list (as of the most recent update of such schedule in accordance with Section 6.02 hereof) with respect to each of the BBP Subsidiaries of the Borrower of (i) jurisdiction of organization, (ii) number of ownership interests (if expressed in units or shares) of each class of Equity Interests outstanding, (iii) number and percentage of outstanding ownership interests (if expressed in units or shares) of each class owned (directly or indirectly) by the Guarantor, the Borrower and their BBP Subsidiaries, (iv) all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto and (v) an identification of which Borrowing Base Properties are owned by each such BBP Subsidiary. The outstanding Equity Interests of each Borrower is, to the extent applicable depending on the organizational nature of such Person, validly issued, fully paid and non-assessable and is owned by the Guarantor, the Borrower or a Subsidiary thereof (as applicable), directly or indirectly, in the manner set forth on Schedule 5.13(b), free and clear of all Liens (other than Permitted Liens or, in the case of the Equity Interests of the Loan Parties, statutory Liens or Liens arising under or contemplated in connection with the Loan Documents). Other than as set forth in Schedule 5.13(b), no BBP Subsidiary has outstanding any securities convertible into or exchangeable for its Equity Interests nor does any such Person have outstanding any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to its Equity Interests. The copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 4.01(a)(v) is a true and correct copy of each such document, each of which is valid and in full force and effect.

5.14 Margin Regulations; Investment Company Act.

(a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of the Borrower, any Person Controlling the Borrower, or any BBP Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it, any other Loan Party, or any of their BBP Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16 Compliance with Laws. Each Loan Party and each BBP Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted, or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17 Taxpayer Identification Number. Each Borrower’s true and correct U.S. taxpayer identification number is set forth on Schedule 10.02.

5.18 Intellectual Property; Licenses, Etc. Except as hereinafter described, the Borrower owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, "IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. “Grubb & Ellis” and related marks are trademarks of Grubb & Ellis Company, which has licensed them to Grubb & Ellis Healthcare REIT II Advisor, LLC (the “Advisor”). The Advisor has entered into an advisory agreement (the “Advisory Agreement”) with the Guarantor, which agreement permits the use by the Borrower and the Guarantor of the “Grubb & Ellis” name and associated marks. If the Advisory Agreement is terminated or the Advisor otherwise ceases to be the REIT advisor to the Guarantor, the Borrower and the Guarantor shall have no right to use the “Grubb & Ellis” name and associated marks, and the Borrower and the Guarantor shall execute any all documentation reasonably requested by the Administrative Agent in connection with and as a result of the termination of such Advisory Agreement. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any BBP Subsidiary infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.19 Solvency. Each Loan Party is, individually and together with its BBP Subsidiaries on a consolidated basis, Solvent.

5.20 Casualty, Etc. None of the Borrowing Base Properties have been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that has not previously been repaired or that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.21 Labor Matters. There are no collective bargaining agreements or Multiemployer Plans covering the employees of any Loan Party or any of their BBP Subsidiaries as of the Closing Date and no Loan Party or any of their BBP Subsidiaries has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last year (or date of organization if less).

5.22 REIT Status. The Guarantor intends to elect and qualify for REIT status for the taxable year ending December 31, 2010. The Guarantor is deemed to own its proportionate share of the assets and liabilities of the Borrower under Section 856(m) of the Code, and each of its BBP Subsidiaries that is a corporation is a QRS. As of the Closing Date, neither the Guarantor nor the Borrower has any BBP Subsidiaries that are taxable REIT subsidiaries or corporations, as such term is used in the Code.

5.23 Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority and perfected Lien (subject to Liens permitted by Section 7.01) on all right, title and interest of the respective Loan Parties in the Collateral described therein. Except for filings completed prior to the Closing Date and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.

5.24 Borrowing Base Properties. Schedule 5.24 (as adjusted from time to time in accordance with the terms hereof) sets forth each of the Borrowing Base Properties as of the date of the last adjustment thereof pursuant to the terms of Section 1.07. Each Real Property listed on Schedule 5.24 fully qualifies as a Borrowing Base Property.

ARTICLE VI.
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation hereunder shall not be Fully Satisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03), cause any other applicable Loan Party to:

6.01 Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as available, but in any event within ninety (90) days after the end of each calendar year (commencing with the calendar year ended December 31, 2010), (i) the audited Financial Statements of the Guarantor and its Subsidiaries as at the end of such calendar year, all in reasonable detail and prepared in accordance with GAAP, which Financial Statements shall be prepared in accordance with generally accepted accounting standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and such Financial Statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Guarantor to the effect that such Financial Statements are fairly stated in all material respects when considered in relation to the consolidated Financial Statements of the Guarantor and its Subsidiaries, (ii) a statement of cash flow projections for the upcoming calendar year for each Borrowing Base Property to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Guarantor, and (iii) an income and expense statement, statement of cash flows and balance sheet for the Borrower and any BBP Subsidiary (with respect to the statements provided in clauses (ii) and (iii) shall be unaudited and internally certified);

(b) as soon as available, but in any event within sixty (60) days after the end of each calendar quarter of each calendar year (commencing with the calendar quarter ended June 30, 2010), (i) the unaudited Financial Statements of the Guarantor and its Subsidiaries as at the end of such calendar quarter, all in reasonable detail and prepared in accordance with GAAP, and such Financial Statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Guarantor to the effect that such Financial Statements are fairly stated in all material respects when considered in relation to the consolidated Financial Statements of the Guarantor and its Subsidiaries, and (ii) an income and expense statement, statement of cash flows and balance sheet for the Borrower and any BBP Subsidiary (with respect to the statements provided in this clause (i) and (ii) shall be unaudited and internally certified);

(c) within sixty (60) days after the end of each calendar quarter, a Borrowing Base Compliance Certificate;

(d) within thirty (30) days after the end of each calendar quarter, a current rent roll certificate for each Borrowing Base Property, including a current status report of tenants’ names, occupied tenant space, lease terms, rents, vacant space and proposed rents; and

(e) any other financial statements required to be delivered pursuant to Section 16 and Section 20 of the Guaranty.

6.02 Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Borrowing Base Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Guarantor (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(b) promptly after any request by the Administrative Agent or any Lender, copies of any detailed management letters submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any BBP Subsidiary, or any audit of any of them;

(c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of any Loan Party, and copies, if applicable, of all annual, regular, periodic and special reports and registration statements which any Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) [intentionally omitted];

(e) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party, copies of any correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party;

(f) not later than five (5) Business Days after receipt thereof by any Loan Party, copies of all notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any instrument, indenture, loan or credit or similar agreement regarding or related to any breach or default by any party thereto or any other event that could have a Material Adverse Effect and, from time to time upon the reasonable request by the Administrative Agent, such information and reports regarding such instruments, indentures and loan and credit and similar agreements as the Administrative Agent may request;

(g) promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party with respect to a Borrowing Base Property with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect, or (ii) cause any property described in the Mortgages to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law;

(h) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), an update to Schedules 5.06, or 5.13(a) or (b) to the extent the information provided by any such schedules has changed since the most recent update thereto; provided that the Borrower shall, promptly upon the Administrative Agent’s written request therefor, provide any information or materials requested by the Administrative Agent to confirm or evidence the matters reflected in such updated schedules; and

(i) promptly, such additional information regarding the business, financial or corporate affairs of the Loan Parties, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower or the Guarantor posts such documents, or provides a link thereto on the Borrower’s or the Guarantor’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, and (B) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any Form 10K or Form 10Q and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”), and (b) certain of the Lenders (each, a "Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not designated “Public Side Information”. Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”.

6.03 Notices. Promptly notify the Administrative Agent and each Lender:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party, including pursuant to any applicable Environmental Laws;

(c) of the occurrence of any ERISA Event;

(d) of any material change in accounting policies or financial reporting practices by any Loan Party, including any determination by the Borrower referred to in Section 2.10(b);

(e) of any event or circumstance that results in a Real Property previously qualifying as a Borrowing Base Property ceasing to qualify as such (provided, that such notification shall be accompanied by an updated Borrowing Base Compliance Certificate each with calculations showing the effect of such removal on the covenants contained herein and on any Borrowing Base-related restrictions on the Outstanding Amounts hereunder); and

(f) upon the written request of the Administrative Agent following the occurrence of any event or the discovery of any condition which the Administrative Agent or the Required Lenders believe has caused (or could be reasonably expected to cause) the representations and warranties set forth in Section 5.09, insofar as they relate to the Borrowing Base Properties, to be untrue in any material respect, the Borrower will furnish or cause to be furnished to the Administrative Agent, at the Borrower’s expense, a report of an environmental assessment of reasonable scope, form and depth, (including, where appropriate, invasive soil or groundwater sampling) by a consultant acceptable to the Administrative Agent as to the nature and extent of the presence of any Hazardous Materials on any Borrowing Base Properties and as to the compliance by any Borrower with Environmental Laws at such Borrowing Base Properties. If the Borrower fails to deliver such an environmental report within sixty (60) days after receipt of such written request, then the Administrative Agent may arrange for same, and the Loan Parties hereby grant to the Administrative Agent and its representatives access to the Borrowing Base Properties to reasonably undertake such an assessment (including, where appropriate, invasive soil or groundwater sampling). The reasonable cost of any assessment arranged for by the Administrative Agent pursuant to this provision will be payable by the Borrower on demand and added to the obligations secured by the Collateral Documents.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Guarantor on behalf of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities of the Borrower, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower; (b) all lawful claims against any BBP Subsidiary which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness of the G&E Healthcare Borrower in excess of the Threshold Amount and all Indebtedness of any BBP Subsidiary in excess of $1,000,000.00, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Sections 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of the Borrower’s material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

6.08 Compliance with Laws and Contractual Obligations. Comply in all material respects with the requirements of all Laws, all Contractual Obligations and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law, Contractual Obligation or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the G&E Healthcare Borrower or such BBP Subsidiary, as the case may be.

6.10 Inspection Rights. Without in anyway disturbing the right of quiet enjoyment of a tenant under any Lease, permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any Borrowing Base Property, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.11 Use of Proceeds. Use the proceeds of the Credit Extensions (a) for working capital, capital expenditures and other general corporate purposes (including, without limitation, property acquisitions) not in contravention of any Law or of any Loan Document, (b) for the purposes specified in 815 ILCS 205/4(1)(l) (or any substitute, amended or replacement statute). In addition, (i) the Loan constitutes a business loan which comes within the purview of said 815 ILCS 205/4(1)(l), and (ii) that the Loan is an exempted transaction under the Truth In Lending Act, 15 U.S.C. §1601 et seq.

6.12 Additional Borrowers. In connection with potentially adding a Borrowing Base Property to the Borrowing Base, notify the Administrative Agent at the time that any Person is to become a new BBP Subsidiary, and promptly thereafter (and in any event within thirty (30) days), (a) cause such Person to (i) become a BBP Subsidiary and a Borrower by executing and delivering to the Administrative Agent a counterpart of this Agreement, a Joinder Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose, and (ii) deliver to the Administrative Agent documents of the types referred to in clauses (ii), (iii), (iv), (v) and (vi) of Section 4.01(a), together with favorable opinions of counsel to such new BBP Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in this clause (a)), and (b) cause the Borrower to execute and deliver such Joinder Agreement or other document (including any new pledge and security agreement or supplement to the Pledge Agreement, executed and delivered on or in connection with the Closing Date) for the purpose of causing the Equity Interests in such new BBP Subsidiary to be subject to a perfected Lien in favor of the Administrative Agent in accordance with Section 6.13(a)), together with favorable opinions of counsel to the Borrower (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in this clause (b)), all such documentation referred to herein to be in form, content and scope reasonably satisfactory to the Administrative Agent.

6.13 Pledged Equity Interests; Real Property and Other Collateral.

(a) Equity Interests. To the extent a Person is to become a BBP Subsidiary and a Borrower as noted in Section 6.12 above, cause one hundred percent (100%) of the issued and outstanding Equity Interests owned of record by the G&E Healthcare Borrower with respect to each new BBP Subsidiary of the Borrower to be subject at all times to a perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Collateral Documents or such other security documents as the Administrative Agent shall reasonably request.

(b) Borrowing Base Properties; Mortgages. Cause (i) all Real Property interests related to the Borrowing Base Properties, and (ii) all personal property (including, without limitation, any and all construction drawings, construction plans and architectural renderings relating thereto and any leases, rents, management contracts, franchise agreements and leasing agreements related thereto (whether or not any such property is included in the Real Property interests covered under clause (i)), owned by the Loan Parties and relating to any Borrowing Base Properties (other than vehicles subject to certificates of title) to, in each case, be subject at all times to first priority, perfected and, in the case of the Real Property interest in each Borrowing Base Property (whether leased or owned), title insured Liens in favor of the Administrative Agent to secure the Obligations pursuant to the terms and conditions of the Mortgages and other Collateral Documents, including, with respect to any such Borrowing Base Property acquired subsequent to the Closing Date, such other additional security documents as the Administrative Agent shall request (including additional Mortgages or other Collateral Documents);

(c) Other Assets. Without limiting the foregoing, (i) cause all of the Collateral (including, without limitation, each Borrowing Base Property) to be subject at all times to first priority (except in the case of Property subject to a Permitted Lien), perfected Liens in favor of the Administrative Agent to secure the Obligations pursuant to the terms and conditions hereof and of the Collateral Documents, and (ii) deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, certified resolutions and other organizational and authorizing documents of such Person, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Administrative Agent’s Liens thereunder) and other items of the types required to be delivered hereunder and pursuant to the Collateral Documents, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(d) Indemnity; Costs and Expenses. Indemnify and/or reimburse (as applicable) the Administrative Agent for any and all costs, expenses, losses, claims, fees or other amounts paid or incurred by the Administrative Agent to the extent paid or incurred in connection with the filing or recording of any documents, agreement or instruments related to the Collateral, the protection of any of the Collateral, its rights and interests therein or any Loan Party’s underlying rights and interests therein or the enforcement of any of its other rights with respect to the Collateral; provided, that the reimbursement and indemnity obligations set forth in this clause (d) shall be in addition to and in furtherance of all other reimbursement or indemnity obligations of the Loan Parties (including the Borrower) referenced herein or in any other Loan Document.

6.14 Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder, and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party is or is to be a party, and cause each of its Subsidiaries to do so.

6.15	Compliance with Terms of Approved Ground Leases; Material Easement Agreements.

(a) The Borrower shall cause each BBP Subsidiary to make all payments and otherwise perform in all material respects all obligations in respect of all Approved Ground Leases related to the Borrowing Base Properties and keep such Approved Ground Leases in full force and effect and not allow such Approved Ground Leases to lapse or be terminated or any rights to renew such Approved Ground Leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such Approved Ground Leases and cooperate with the Administrative Agent in all respects to cure any such default, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

(b) Without limiting the foregoing, with respect to each Approved Ground Lease or material easement agreements in favor of such Loan Party and related to any Borrowing Base Property (as applicable):

(i) pay when due the rent and other amounts due and payable thereunder (subject to applicable cure or grace periods);

(ii) timely perform and observe all of the material terms, covenants and conditions required to be performed and observed by it as tenant thereunder (subject to applicable cure or grace periods);

(iii) do all things reasonably necessary to preserve and keep unimpaired such ground lease or easement agreement and its rights thereunder;

(iv) not waive, excuse or discharge any of the material obligations of the lessor or other obligor thereunder;

(v) diligently and continuously seek the enforcement of the material obligations of the lessor or other obligor thereunder;

(vi) not do, permit or suffer (i) any act, event or omission which would be likely to result in a default or permit the applicable lessor or other obligor to terminate or exercise any other remedy with respect to the applicable Approved Ground Lease or easement, or (ii) any act, event or omission which, with the giving of notice or the passage of time, or both, would constitute a default or permit the lessor or such other obligor to exercise any other remedy under the applicable agreement;

(vii) cancel, terminate, surrender, materially modify or materially amend any of the provisions of any such Approved Ground Lease or easement or agree to any termination, material amendment, material modification or surrender thereof without the prior written consent of the Administrative Agent, such consent to not be unreasonably withheld, delayed or conditioned;

(viii) deliver to the Administrative Agent all default and other material notices received by it or sent by it under the applicable Approved Ground Lease or easement agreement;

(ix) at Administrative Agent’s request, provide to Administrative Agent any information or materials relating to such ground lease or easement agreement and evidencing such Loan Party’s due observance and performance of its obligations thereunder to the extent that such Loan Party has such information or materials in its possession;

(x) not permit or consent to the subordination of such ground lease or easement agreement to any mortgage or other leasehold interest of the premises related thereto;

(xi) execute and deliver (to the extent permitted to do so under such Approved Ground Lease or easement agreement), upon the request of the Administrative Agent, any documents, instruments or agreements as may be required to permit the Administrative Agent to cure any default under such Approved Ground Lease or easement agreement;

(xii) provide to the Administrative Agent written notice of its intention to exercise any option or renewal or extension rights with respect to such Approved Ground Lease or easement at least thirty (30) days prior to the expiration of the time to exercise such right or option and, upon the direction of the Administrative Agent, duly exercise any renewal or extension option with respect to any such ground lease or easement (provided, that each Loan Party hereby appoints the Administrative Agent its attorney-in-fact, coupled with an interest, to execute and deliver, for and in the name of such Person, all instruments, documents or agreements necessary to extend or renew any such Approved Ground Lease or easement;

(xiii) not treat, in connection with the bankruptcy or other insolvency proceedings of any ground lessor or other obligor, any ground lease or easement agreement as terminated, cancelled or surrendered pursuant to the Bankruptcy Code without the Administrative Agent’s prior written consent;

(xiv) in connection with the bankruptcy or other insolvency proceedings of any ground lessor or other obligor, ratify the legality, binding effect and enforceability of the applicable Approved Ground Lease or easement agreement within the applicable time period therefore in such proceedings, notwithstanding any rejection by such ground lessor or obligor or trustee, custodian or receiver related thereto;

(xv) provide to the Administrative Agent not less than thirty (30) days prior written notice of the date on which the applicable Loan Party shall apply to any court or other governmental authority for authority or permission to reject the applicable Approved Ground Lease or easement agreement in the event that there shall be filed by or against any Borrower any petition, action or proceeding under the Bankruptcy Code or any similar federal or state law; provided, that the Administrative Agent shall have the right, but not the obligation, to serve upon the applicable Loan Party within such thirty (30) day period a notice stating that (A) the Administrative Agent demands that such Loan Party assume and the assign the relevant Approved Ground Lease or easement agreement to the Administrative Agent subject to an in accordance with the Bankruptcy Code, and (B) the Administrative Agent covenants to cure or provide reasonably adequate assurance thereof with respect to all defaults susceptible of being cured by the Administrative Agent and of future performance under the applicable Approved Ground Lease or easement agreement; provided, further, that if the Administrative Agent serves such notice upon the applicable Loan Party, such Loan Party shall not seek to reject the applicable agreement and shall promptly comply with such demand;

(xvi) permit the Administrative Agent (at its option), during the continuance of any Event of Default, to (i) perform and comply with all obligations under the applicable Approved Ground Lease or easement agreement; (ii) do and take such action as the Administrative Agent deems necessary or desirable to prevent or cure any default by such Borrower under such Approved Ground Lease or easement agreement; and (iii) enter in and upon the applicable premises related to such Approved Ground Lease or easement agreement to the extent and as often as the Administrative Agent deems necessary or desirable in order to prevent or cure any default under the applicable Approved Ground Lease or easement agreement;

(xvii) upon the occurrence and during the continuance of an Event of Default, in the event of any arbitration, court or other adjudicative proceedings under or with respect to any such Approved Ground Lease or easement agreement, permit the Administrative Agent (at its option) to exercise all right, title and interest of the applicable Loan Party in connection with such proceedings; provided, that (i) each Loan Party hereby irrevocably appoint the Administrative Agent as their attorney-in-fact (which appointment shall be deemed coupled with an interest) to exercise such right, interest and title, and (ii) the Borrower shall bear all costs, fees and expenses related to such proceedings; provided, further, that each Loan Party hereby further agrees that the Administrative Agent shall have the right, but not the obligation, to proceed in respect of any claim, suit, action or proceeding relating to the rejection of any of the Approved Ground Leases or easement agreements referenced above by the relevant ground lessor or obligor as a result of bankruptcy or similar proceedings (including, without limitation, the right to file and prosecute all proofs of claims, complaints, notices and other documents in any such bankruptcy case or similar proceeding); and

(xviii) deliver to the Administrative Agent (or, subject to the requirements of the subject Approved Ground Lease, cause the applicable lessor or other obligor to deliver to the Administrative Agent) an estoppel certificate in relation to such Approved Ground Lease or easement agreement in form and substance acceptable to the Administrative Agent, in its discretion, and, in any case, setting forth (A) the name of lessee and lessor under the Approved Ground Lease (if applicable); (B) that such Approved Ground Lease or easement agreement is in full force and effect and has not been modified except to the extent Administrative Agent has received notice of such modification; (C) that no rental and other payments due thereunder are delinquent as of the date of such estoppel; and (D) whether such Person knows of any actual or alleged defaults or events of default under the applicable Approved Ground Lease or easement agreement;

provided, that each Borrower hereby agrees to execute and deliver to the Administrative Agent, within thirty (30) days of any request therefor, such documents, instruments, agreements, assignments or other conveyances reasonably requested by the Administrative Agent in connection with or in furtherance of any of the provisions set forth above or the rights granted to the Administrative Agent in connection therewith.

6.16	[Reserved].
6.17	[Reserved].
6.18	Additional Insurance Requirements for Borrowing Base Properties.

(a) Obtain and maintain, with respect to each Borrowing Base Property, at its (or their) sole expense the following:

(i) property insurance with respect to all insurable property located at or on or constituting a part of such Borrowing Base Property, against loss or damage by fire, lightning, windstorm, explosion, hail, tornado and such additional hazards as are presently included in “Special Form” (also known as “all-risk”) coverage and against any and all acts of terrorism and such other insurable hazards as the Administrative Agent may require, in an amount not less than one hundred percent (100%) of the full replacement cost, including the cost of debris removal, without deduction for depreciation and sufficient to prevent the applicable Loan Parties and the Administrative Agent from becoming a coinsurer, such insurance to be in “builder’s risk” completed value (non reporting) form during and with respect to any construction on or with respect to such Borrowing Base Property;

(ii) if and to the extent any portion of any of the improvements are, under the Flood Disaster Protection Act of 1973 (“FDPA”), as it may be amended from time to time, in a Special Flood hazard Area, within a Flood Zone designated A or V in a participating community, a flood insurance policy in an amount required by the Administrative Agent, but in no event less than the amount sufficient to meet the requirements of applicable law and the FDPA, as such requirements may from time to time be in effect;

(iii) general liability insurance, on an “occurrence” basis, against claims for “personal injury” liability, including bodily injury, death or property damage liability, for the benefit of the applicable Loan Party as named insured and the Administrative Agent as additional insured;

(iv) statutory workers’ compensation insurance with respect to any work on or about such Borrowing Base Property (including employer’s liability insurance, if required by the Administrative Agent), covering all employees of the applicable Loan Party and/or its applicable Subsidiary(ies) and any contractor;

(v) if there is a general contractor, commercial general liability insurance, including products and completed operations coverage, and in other respects similar to that described in clause (iv) above, for the benefit of the general contractor as named insured and the Loan Party and the Administrative Agent as additional insureds, in addition to statutory workers’ compensation insurance with respect to any work on or about the premises (including employer’s liability insurance, if required by the Administrative Agent), covering all employees of the general contractor and any contractor; and

(vi) such other insurance (and related endorsements) as may from time to time be required by the Administrative Agent (including but not limited to soft cost coverage, automobile liability insurance, business interruption insurance or delayed rental insurance, boiler and machinery insurance, earthquake insurance (if then customarily carried by owners of premises similarly situated), wind insurance, sinkhole coverage, and/or permit to occupy endorsement) and against other insurable hazards or casualties which at the time are commonly insured against in the case of premises similarly situated, due regard being given to the height, type, construction, location, use and occupancy of buildings and improvements.

(b) All insurance policies obtained by any Loan Party with respect to or in connection with any Borrowing Base Property shall be issued and maintained by insurers, in amounts, with deductibles, limits and retentions, and in forms satisfactory to the Administrative Agent, and shall require not less than thirty (30) days prior written notice to the Administrative Agent of any cancellation or any change of coverage.

(c) All insurance companies providing coverage pursuant to clause (a) of this Section 6.18 or any other general coverage required pursuant to any Loan Documents must be licensed to do business in the state in which the applicable Borrowing Base Property is located and must have an A.M. Best Company financial and performance ratings of A-:IX or better.

(d) All insurance policies maintained, or caused to be maintained, by any Loan Party with respect to any Borrowing Base Property, except for general liability insurance, shall provide that each such policy shall be primary without right of contribution from any other insurance that may be carried by such Loan Party or the Administrative Agent and that all of the provisions thereof, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured.

(e) If any insurer which has issued a policy of title, hazard, liability or other insurance required pursuant to this Section 6.18 or any other provision of any Loan Document becomes insolvent or the subject of any petition, case, proceeding or other action pursuant to any debtor relief law, or if in the Administrative Agent’s opinion the financial responsibility of such insurer is or becomes inadequate, such Loan Party shall, in each instance promptly upon its discovery thereof or upon the request of the Administrative Agent therefor, and at the Loan Party’s expense, promptly obtain and deliver to the Administrative Agent a like policy (or, if and to the extent permitted by the Administrative Agent, acceptable evidence of insurance) issued by another insurer, which insurer and policy meet the requirements of this Section 6.18 or any other provision of any Loan Document, as the case may be.

(f) Without limiting the discretion of the Administrative Agent with respect to required endorsements to insurance policies, all such policies for loss of or damage to any Borrowing Base Property shall contain a standard mortgagee clause (without contribution) naming the Administrative Agent as mortgagee with loss proceeds payable to the Administrative Agent notwithstanding (i) any act, failure to act or negligence of or violation of any warranty, declaration or condition contained in any such policy by any named or additional insured; (ii) the occupation or use of such Borrowing Base Property for purposes more hazardous than permitted by the terms of any such policy; (iii) any foreclosure or other action by the Administrative Agent under the Loan Documents; or (iv) any change in title to or ownership of such Borrowing Base Property or any portion thereof, such proceeds to be held for application as provided in the Loan Documents.

(g) The originals of each initial insurance policy (or to the extent permitted by the Administrative Agent, a copy of the original policy and such evidence of insurance as may be acceptable to the Administrative Agent) shall be delivered to the Administrative Agent at the time of execution of the applicable Mortgage, with all premiums fully paid current, and each renewal or substitute policy (or evidence of insurance) shall be delivered to the Administrative Agent, with all premiums fully paid current, at least ten (10) Business Days before the termination of the policy it renews or replaces. The applicable Loan Party shall pay all premiums on policies required hereunder as they become due and payable and promptly deliver to the Administrative Agent evidence satisfactory to the Administrative Agent of the timely payment thereof.

(h) If any loss occurs at any time when the applicable Loan Party has failed to perform the covenants and agreements set forth in this Section 6.18 with respect to any insurance payable because of loss sustained to any part of the premises whether or not such insurance is required by the Administrative Agent, then the Administrative Agent shall nevertheless be entitled to the benefit of all insurance covering the loss and held by or for the applicable Loan Party, to the same extent as if it had been made payable to the Administrative Agent.

(i) Upon any foreclosure of any Mortgage or transfer of title to all or any portion of any Borrower Base Property in extinguishment of the whole or any part of the Obligations, all of the applicable Loan Party’s right, title and interest in and to the insurance policies referred to in this Section 6.18 with respect to such Borrowing Base Property (including unearned premiums) and all proceeds payable thereunder shall thereupon vest in the purchaser at foreclosure or other such transferee, to the extent permissible under such policies.

(j) The Administrative Agent shall have the right (but not the obligation) to make proof of loss for, settle and adjust any claim under, and receive the proceeds of, all insurance for loss of or damage to any Borrowing Base Property, regardless of whether or not such insurance policies are required by the Administrative Agent, and the reasonable expenses incurred by the Administrative Agent in the adjustment and collection of insurance proceeds shall be a part of the Obligations and shall be due and payable to the Administrative Agent on demand. The Administrative Agent shall not be, under any circumstances, liable or responsible for failure to collect or exercise diligence in the collection of any of such proceeds or for the obtaining, maintaining or adequacy of any insurance or for failure to see to the proper application of any amount paid over to any Loan Party. Any such proceeds received by the Administrative Agent shall, after deduction therefrom of all reasonable expenses actually incurred by the Administrative Agent, including attorneys’ fees, at the Administrative Agent’s option be (i) released to the applicable Loan Party, or (ii) applied (upon compliance with such terms and conditions as may be required by the Administrative Agent ) to repair or restoration, either partly or entirely, of the Borrowing Base Property so damaged, or (iii) applied to the payment of the Obligations in such order and manner as the Administrative Agent, in its sole discretion, may elect, whether or not due (provided, that to the extent any such proceeds are applied to any portion of the outstanding principal or interest on any of the Loans, such proceeds shall be applied to all Outstanding Amounts on any Loans pro rata based on the Total Outstandings). Notwithstanding the foregoing, the Administrative Agent agrees to make such insurance proceeds with respect to a Borrowing Base Property available to the Borrower for the repair and/or restoration of such Borrowing Base Property if ALL of the following conditions are met: (1) no Default or Event of Default exists hereunder or under any other instrument evidencing, securing or otherwise relating to the Obligations, (2) the cost to repair and/or restore the subject Borrowing Base Property does not exceed thirty percent (30%) of the appraised value of the Borrowing Base Property, as determined by the Administrative Agent in its sole but reasonable discretion, (3) the repair and/or restoration of the Borrowing Base Property can be completed on or before four (4) months prior to the then applicable Maturity Date, as determined by the Administrative Agent in its sole but reasonable discretion, (4) if the cost to fully repair and/or restore the Borrowing Base Property exceeds the available insurance proceeds, as determined by the Administrative Agent in its sole but reasonable discretion, the Borrower deposits with the Administrative Agent the funds required, as determined by the Administrative Agent in its sole but reasonable discretion, when added to the available insurance proceeds, to complete the repair and/or restoration of the Borrowing Base Property, (5) the Total Outstandings shall comply with the Borrowing Base, and (6) all insurance proceeds and other required funds are held by the Administrative Agent and disbursed, and the repairs and/or restoration of the Borrowing Base Property completed, pursuant to the Administrative Agent’s standard construction loan policies and procedures. In any event, the unpaid portion of the Obligations shall remain in full force and effect and the payment thereof shall not be excused.

(k) Each Loan Party shall at all times comply in all material respects with the requirements of the insurance policies required hereunder and of the issuers of such policies and of any board of fire underwriters or similar body as applicable to or affecting any Borrowing Base Property.

6.19 Updated Appraisals. Acknowledge and agree that the Administrative Agent shall have the right, in its discretion, to obtain, at the sole expense of the Borrower, a new or updated Appraisal with respect to any of the Borrowing Base Properties (in addition to the re-appraisals that may be required in connection with the exercise of the Borrower’s option to extend the Maturity Date pursuant to Section 2.14 and in addition to the appraisals that are to be delivered to the Administrative Agent in connection with adding a property to the Borrowing Base pursuant to Section 1.07), (a) upon the occurrence of a Default or an Event of Default, (b) in any event, twelve (12) months after the date hereof in order to determine compliance with the Borrowing Base relative to the Collateral Amount, and (c) at the sole discretion of the Administrative Agent, with respect to any Borrowing Base Property added after the date of this Agreement, twelve (12) after the date such Borrowing Base Property is so added as a property to the Borrowing Base; provided, without limiting the foregoing right of the Administrative Agent, so long as no Event of Default shall have occurred and then be continuing, the Administrative Agent shall, within fifteen (15) Business Days following the written request of the Borrower and at the sole cost and expense of the Borrower, order new or updated Appraisals for any of the Borrowing Base Properties to the extent that the most recently delivered Appraisal related to any such Borrowing Base Property is more than six (6) calendar months old. In addition, to the extent the Administrative Agent initially incurs any costs or expenses related to any new or updated Appraisal provided for in this Section 6.19, the Borrower shall reimburse the Administrative Agent upon demand in the amount of such costs or expenses. As such new or updated Appraisals are obtained and approved by the Administrative Agent, such Appraisals shall, immediately upon such approval, be used in the determination of the BBP Value of the applicable Borrowing Base Property.

6.20 Title Insurance Policy. In connection with the addition of a Borrowing Base Property to the Borrowing Base pursuant to Section 1.07, to the Administrative Agent a Mortgage Policy with respect to the applicable Borrowing Base Property, together with endorsements and in amounts acceptable to the Administrative Agent, issued, coinsured and reinsured by title insurers acceptable to the Administrative Agent, insuring the Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Liens and other Liens approved by the Administrative Agent and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents, for mechanics’ and materialmen’s Liens and for zoning of the applicable property) and such coinsurance and direct access reinsurance as the Administrative Agent may deem necessary or desirable and as may be available in the state where such Real Property is located.

6.21. Borrowing Base Covenants. At all times, which shall be tested as of the end of each calendar quarter (commencing with the calendar quarter ending on September 30, 2010) and each time Borrower makes a Request for Credit Extension, the Total Outstandings (plus, in the case of a Request for Credit Extension, such amount that is being requested under the Loan), shall comply with the Borrowing Base.

ARTICLE VII.
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall not be Fully Satisfied, the Borrower shall not, nor shall it permit any BBP Subsidiary to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of the Borrowing Base Properties or any collateral granted under the Pledge Agreement, whether now owned or hereafter acquired, other than the following (such shall be referred to as “Permitted Liens”):

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 5.08(b) and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.03(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person and which, with respect to the Borrowing Base Properties, have been reviewed and approved by the Administrative Agent (such approval to be in the sole discretion of the Administrative Agent);

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i) Liens, if any, to secure the obligations of a Defaulting Lender or an Impacted Lender to fund risk participations hereunder; and

(j	)	the interests of any ground lessor under an Approved Ground Lease.
7.02		Investments. Make any Investments, except:
(a	)	Investments held by the Borrower in the form of cash equivalents;

(b) the G&E Healthcare Borrower may engage in the business it is engaged in on the date hereof and other businesses reasonably related thereto; and

(c) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss.

7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) obligations (contingent or otherwise) of the Borrower existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view”; and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party; and

(c) Indebtedness incurred in the ordinary course of business.

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person which results in a Change of Control, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person.

7.05 Dispositions.

(a) Unless otherwise permitted under Section 1.07, make any Disposition of any Borrowing Base Property during the term of this Agreement; or

(b) notwithstanding anything contained herein to the contrary, make or permit to occur any Dispositions of any material asset (including, without limitation, capital stock or similar ownership interests) for less than its fair market value if an Event of Default has occurred and is continuing or if such Disposition would reasonably be expected to result in a Default or an Event of Default (unless the Administrative Agent and Required Lenders have approved such Disposition in writing, such consent to be granted or withheld in the discretion of the Administrative Agent and the Lenders);

(c) as to each BBP Subsidiary, make any other Disposition or enter into any agreement to make any other Disposition, except (in each case, to the extent such Disposition is for no less than fair market value):

(i) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business; and

(ii) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property.

provided, that the provisions of Section 1.07 shall, to the extent inconsistent with the terms of this Section 7.05, govern Dispositions of Borrowing Base Properties.

7.06 Restricted Payments. Make any Restricted Payments to their respective partners, shareholders or members, of any revenue received by or on behalf of the G&E Healthcare Borrower or such BBP Subsidiary from the ownership and operation of any property directly or indirectly owned by G&E Healthcare Borrower or such BBP Subsidiary, including any Borrowing Base Properties if a Default or an Event of Default has occurred and has not been waived or has occurred during the prior two (2) calendar quarters; provided, however, during such period the G&E Healthcare Borrower and such BBP Subsidiary may declare and make Restricted Payments, directly or indirectly, to the Guarantor and their other partners, shareholders or members on a pro rata basis to the extent necessary for the Guarantor to maintain its status as a REIT. Notwithstanding the foregoing or anything herein to the contrary, if either (a) an Event of Default under Section 8.01(a) has occurred which has not been waived, or (b) the Total Outstandings exceed the Borrowing Base, then without the Administrative Agent’s prior written consent, no BBP Subsidiary shall be permitted to make any Restricted Payments to any partners, shareholders or members.

7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower on the date hereof or any business substantially related or incidental thereto.

7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower as would be obtainable by the Borrower at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided, that the foregoing restriction shall not apply to transactions between or among (a) any Borrower and the Guarantor or between and among any Borrowers, or between and among any Loan Party or an Approved Manager (if applicable), or (b) between any Loan Party and the Advisor under the Advisory Agreement, which Advisory Agreement the Administrative Agent hereby approves; provided, however, that the Advisory Agreement may not be terminated (except as specifically set forth in the Advisory Agreement), or amended or otherwise modified in any way which would materially or negatively impair the rights or obligations of the Borrower without in each instance the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld.

7.09 Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any BBP Subsidiary to make Restricted Payments to any Borrower or the Guarantor or to otherwise transfer property to any Borrower or the Guarantor, (ii) of any BBP Subsidiary to become a co-obligor and borrower of the Indebtedness of the Borrower hereunder, or (iii) of the Borrower or any BBP Subsidiary to create, incur, assume or suffer to exist Liens on any Borrowing Base Property or any collateral pledged pursuant to the Pledge Agreement.

7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11 Borrowing Base Covenants. As of the applicable calculation date, fail to comply with the Borrowing Base.

7.12 Capital Expenditures. As to any BBP Subsidiary, make or become legally obligated to make any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations).

7.13 Accounting Changes. Make any change in (a) accounting policies or reporting practices, except as required by GAAP, or (b) fiscal year, except with the written consent of the Administrative Agent.

7.14 Ownership of Subsidiaries. Notwithstanding any other provisions of this Agreement to the contrary, (a) permit any Person (other than a Loan Party) to own any Equity Interests of any Borrowing Base Entity, except to qualify directors where required by applicable law, (b) permit any Loan Party that owns a Borrowing Base Property to issue or have outstanding any shares of preferred Equity Interests, or (c) permit, create, incur, assume or suffer to exist any Lien on any Equity Interests of any Borrowing Base Entity (other than pursuant to the Collateral Documents).

7.15 Leases. Permit any Borrowing Base Entity to enter into, terminate, cancel, amend, restate, supplement or otherwise modify any Material Lease relating to any Borrowing Base Property, or enter into any Lease that is not on the Borrower’s standard form of tenant lease approved by the Administrative Agent for such Borrowing Base Property, without the prior written approval of the Administrative Agent.

7.16 Sale Leasebacks. Permit any Loan Party to enter into any Sale and Leaseback Transaction with respect to any Borrowing Base Property.

7.17 Intentionally Omitted.

7.18 Additional Borrowing Base Property Matters.

(a) Permit (i) any Borrowing Base Property to cease to be wholly owned by a Loan Party or ground leased by a Loan Party pursuant to an Approved Ground Lease; (ii) the existence of any material default or any event of default of a Loan Party under any Approved Ground Lease with respect to any Borrowing Base Property; (iii) any Borrowing Base Property to cease to be encumbered by a first priority perfected Lien (subject only to Permitted Liens) in favor of the Administrative Agent (for the benefit of the Lenders, the Administrative Agent and the other Secured Parties); or (iv) any Borrowing Base Property to be subject to any Lien other than a Permitted Lien.

(b) Without limiting the foregoing, neither the Borrower nor any other Loan Party shall add any Borrowing Base Property to, or remove any Borrowing Base Property from, the Borrowing Base, except in accordance with the provisions of Section 1.07.

7.19 Insurance Proceeds and Condemnation Awards.

(a) In the event of any loss or damage to any portion of any Borrowing Base Property due to fire or other casualty, or any taking of any portion of any Borrowing Base Property by condemnation or under power of eminent domain, the Administration Agent shall have the right, but not the obligation, to settle insurance claims and condemnation claims or awards, unless the loss or damage is less than $250,000.00. If (i) the loss or damage is less than $250,000.00, or (ii) the Administrative Agent elects not to settle such claim or award, then the applicable Borrowing Base Entity shall have the right to settle such claim or award without the consent of the Administrative Agent or the Required Lenders; provided that (A) such Borrowing Base Entity shall use the proceeds of any claim or award to rebuild or restore the applicable Borrowing Base Property substantially to its condition prior to the casualty or condemnation to the extent permitted by Laws, and (B) such Borrowing Base Entity shall provide the Administrative Agent with notice of the casualty or condemnations. Failure to use the insurance proceeds received directly from the insurance company to rebuild and restore shall constitute an Event of Default. In all other cases, subject to Section 6.18(j) of this Agreement, the Administrative Agent shall have the right (but not the obligation) to collect, retain and apply to the Indebtedness all insurance and condemnation proceeds (after deduction of all expense of collection and settlement, including reasonable attorney and adjusters’ fees and expenses). Any proceeds remaining after application to the Indebtedness shall be paid by the Administrative Agent to the Borrower or the party then entitled thereto.

(b) If the Administrative Agent does not elect to or is not entitled to apply casualty proceeds or condemnation awards to the Indebtedness and if the Loan Parties are not entitled to settle such claims, all as provided under Section 7.19(a), the Administrative Agent shall have the right (but not the obligation) to settle, collect and retain such proceeds, and after deduction of all reasonable expenses of collection and settlement, including reasonable attorney and adjusters’ fees and expenses, to release the same to the Borrower (or the applicable Borrowing Base Entity, at the instruction of the Borrower) periodically, provided that the Borrower (or the applicable Borrowing Base Entity) shall:

(i) expeditiously repair and restore all damage to the portion of the Borrowing Base Property in question resulting from such casualty or condemnation, including completion of the construction if such fire or other casualty shall have occurred prior to completion, so that the Borrowing Base Property continue to qualify as a Borrowing Base Property following such construction; and

(ii) if the casualty proceeds or condemnation awards are, in the Administrative Agent’s reasonable judgment, insufficient to complete the repair and restoration of the buildings, structures and other improvements constituting the Borrowing Base Property as aforesaid, then the Loan Parties shall promptly deposit with the Administrative Agent the amount of such deficiency.

Any request by a Loan Party for a disbursement by the Administrative Agent of casualty proceeds or condemnation awards by the Borrower pursuant to this Section 7.19 and the disbursement thereof shall be conditioned upon the Loan Parties’ compliance with and satisfaction of the same conditions precedent as would be applicable in connection with construction loans made by institutional lenders for projects similar to the affected Borrowing Base Property, including approval of plans and specifications, submittal of evidence of completion, updated title insurance, lien waivers, and other customary safeguards.

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of interest on or principal of any Loan or fee due hereunder, or (ii) within five (5) days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01, 6.02, 6.03, 6.05, 6.10, 6.11, 6.12, 6.13, 6.15, 6.18, 6.21 or Article VII, or the Guarantor fails to perform or observe any term, covenant or agreement contained in the Guaranty Agreement; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days or the occurrence of an Event of Default (as defined in the Guaranty Agreement) under the Guaranty Agreement; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or

(e) Cross-Default. (i) The Borrower (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) with respect to the G&E Healthcare Borrower of more than the Threshold Amount, or with respect to any BBP Subsidiary of more than $1,000,000.00, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or guarantee referred to in clause (A) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such guarantee referred to in clause (A) (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower is the Defaulting Party (as defined in such Swap Contract), or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower as a result thereof is greater than the Threshold Amount in the case of the G&E Healthcare Borrower or $1,000,000.00 in the case of any BBP Subsidiary; or

(f) Insolvency Proceedings, Etc. Any Loan Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) The Borrower or any Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h) Judgments. There is entered against the Borrower or any Loan Party (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Sections 4.01 or 6.13 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien on the Collateral purported to be covered thereby; or

(m) REIT or QRS Status. If (i) at such time as the Guarantor satisfies the requirements to elect and qualify for REIT status, the Guarantor fails to take the necessary actions to so elect and qualify for REIT status, or (ii) at any time after the Guarantor has so elected and qualified for REIT status, the Guarantor shall, for any reason, lose or fail to maintain its status as a REIT, or (iii) any BBP Subsidiary that is a corporation shall, for any reason, lose or fail to maintain its status as a QRS.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated; or

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.17 and 2.18, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders [including fees and time charges for attorneys who may be employees of any Lender] and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Obligations then owing under Secured Hedge Agreements, ratably among the Lenders and the Hedge Banks in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

8.04 Special Provision Regarding Failure to Comply with Borrowing Base. Notwithstanding any provision herein or in any other Loan Document to the contrary (including Section 8.01(b)), each of the Administrative Agent and the Lenders agrees that the failure of the Borrower and the other Loan Parties to comply with the Borrowing Base set forth in Section 6.21 (any such failure, a “Borrowing Base Failure Event”) shall not constitute an Event of Default if the Borrower, within thirty (30) days after determining that such Borrowing Base Failure Event shall have occurred, (a) repays the principal of the Loan in the amount, as determined by the Administrative Agent, sufficient to bring the Borrowing Base into compliance, or (b) in lieu of making such payment, the Borrower posts with the Administrative Agent cash collateral, or other collateral acceptable to the Administrative Agent in its sole and absolute discretion, during the period that the Borrowing Base is not satisfied. Following the occurrence of a Borrowing Base Failure Event, the Borrower shall not submit any Request for Credit Extension unless and until the condition giving rise to such Borrowing Base Failure Event shall no longer exist, the Borrower and the other Loan Parties are in full compliance with the covenants set forth in Section 6.21, and all other conditions for such Credit Extension (including those conditions set forth in Article IV) have been satisfied.

ARTICLE IX.
ADMINISTRATIVE AGENT

9.01 Appointment and Authority. Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Loan Party or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02), or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed), and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners or Arrangers (if any) listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or any other Obligations shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10 Collateral Matters. Each of the Lenders (including each Lender in its capacity as a potential Hedge Bank) irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as the Borrower may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, in such case in accordance with the terms of the Loan Documents and this Section 9.10.

9.11 Secured Hedge Agreements. Except as otherwise expressly set forth herein or in any Collateral Document, no Hedge Bank that obtains the benefits of Section 8.03, any Collateral by virtue of the provisions hereof or of any Collateral by virtue of the provisions hereof or of any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Bank. No Swap Counterparty shall have any rights, remedies or benefits under this Agreement.

ARTICLE X.
MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) or any fee payable hereunder without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or to waive any Event of Default under Section 8.01(a) upon payment of the amount that was not paid when due or within the timeframe otherwise specified for payment in such Section 8.01(a);

(e) change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) change the definitions of the terms “Mortgageability Amount” or “Collateral Value Amount” without the written consent of the Required Lenders;

(g) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of the Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender; or

(h) release, without the written consent of each Lender, all or substantially all of the Collateral in any transaction or series of related transactions;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender, and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by all Lenders other than one (1) non-consenting Lender, the Borrower may replace such non-consenting Lender in accordance with Section 10.13.

10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Assignment and Assumption.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent, and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to the Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02, and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii)  all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any other Loan Party, or any Environmental Liability related in any way to the Borrower or any other Loan Party, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000.00, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment, or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $2,500.00; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or BBP Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this subsection (vi), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or BBP Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 3.01 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.15(c), or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section, or (ii) becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from the Borrower or any BBP Subsidiary relating to the Borrower or any BBP Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any BBP Subsidiary, provided that, in the case of information received from the Borrower or any BBP Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (x) the Information may include material non-public information concerning the Borrower or a BBP Subsidiary, as the case may be, (y) it has developed compliance procedures regarding the use of material non-public information, and (z) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby, and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13 Replacement of Lenders. If the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS.

(b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY ILLINOIS STATE OR FEDERAL COURT SITTING IN THE CITY OF CHICAGO IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH COURTS. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, on the other hand, (ii) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Administrative Agent is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person, and (ii) the Administrative Agent has no any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and the Administrative Agent has no obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17 Electronic Execution of Assignments and Certain Other Documents. The words “execution”, “signed”, “signature” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any state laws based on the Uniform Electronic Transactions Act.

10.18 USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.19 Entire Agreement. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

10.20 Rights of Contribution. Each Borrower hereby agrees as among themselves that, in connection with payments made hereunder, each Borrower shall have a right of contribution from each other Borrower in accordance with applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been irrevocably paid in full and the commitments relating thereto shall have expired or been terminated, and none of the Borrowers shall exercise any such contribution rights until the Obligations have been irrevocably paid in full and the commitments relating thereto shall have expired or been terminated.

10.21 Joint and Several Liability. With respect to the definition of the “Borrower” hereunder or in any other Loan Document, except where the context otherwise provides, (a) any representations contained herein or in any other Loan Documents of the Borrower shall be applicable to each Borrower, (b) any affirmative covenants contained herein or in any other Loan Documents shall be deemed to be covenants of each Borrower and shall require performance by all Borrowers, (c) any negative covenants contained herein or in any other Loan Documents shall be deemed to be covenants of each Borrower, and shall be breached if any Borrower fails to comply therewith, (d) the occurrence of any Event of Default with respect to any Borrower shall be deemed to be an Event of Default hereunder or thereunder, and (e) any Obligations of Borrower (i) shall be deemed to include any Obligations of the Borrower, or any Obligations of any one of them, and (ii) shall be joint and several. Each Borrower recognizes that credit available to it under the Loan is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers. Consequently, each Borrower, jointly and severally, hereby assumes and agrees fully, faithfully and punctually to discharge all Obligations of all of the Borrowers.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:

GRUBB & ELLIS HEALTHCARE REIT II HOLDINGS, LP,

a Delaware limited partnership

By: GRUBB & ELLIS HEALTHCARE REIT II, INC.,

a Maryland corporation, its general partner

By: /s/ Shannon K S Johnson
Name: Shannon K S Johnson
Title: Chief Financial Officer

G&E HC REIT II LACOMBE MOB, LLC,
a Delaware limited liability company

By: GRUBB & ELLIS HEALTHCARE REIT II HOLDINGS, LP

a Delaware limited partnership, its sole Member

By: GRUBB & ELLIS HEALTHCARE REIT II, INC.,

a Maryland corporation, its general partner

By: /s/ Shannon K S Johnson
Name: Shannon K S Johnson
Title: Chief Financial Officer
G&E HC REIT II PARKWAY MEDICAL CENTER, LLC,

a Delaware limited liability company

By: GRUBB & ELLIS HEALTHCARE REIT II HOLDINGS, LP,

a Delaware limited partnership, its sole Member

By: GRUBB & ELLIS HEALTHCARE REIT II, INC.,

a Maryland corporation, its general partner

By: /s/ Shannon K S Johnson
Name: Shannon K S Johnson
Title: Chief Financial Officer
[SIGNATURES CONTINUE ON FOLLOWING PAGE]
ADMINISTRATIVE AGENT
AND A LENDER:

BANK OF AMERICA, N.A.,
as Administrative Agent and as a Lender
By: /s/ Christopher A. Thangaraj
Name: Christopher A. Thangaraj
Title: Vice President